Exhibit 10 (a)



                            U.S. $40,000,000

                 AMENDED AND RESTATED LOAN AGREEMENT

                     Dated as of June 30, 1997


                                among


                        QUIXOTE CORPORATION
                             as Borrower

                   THE LENDERS NAMED HEREIN,
                           as Lenders


                                and


                    THE NORTHERN TRUST COMPANY
                        as Agent and Lender






TABLE OF CONTENTS

SECTION - Page


1.   DEFINITIONS                                                            1

2.   AMOUNT AND TERMS OF CREDIT                                            13
2.1.  Revolving Credit Advances                                            13
2.2.  Term Loan                                                            14
2.3.  Letters of Credit                                                    15
2.4.  Optional Prepayment or Reduction of Commitments; Prepayment Fee      17
2.5.  Extraordinary Prepayment                                             17
2.6.  Use of Proceeds                                                      17
2.7.  Interest on the Revolving Credit Loan, and Term Loan                 17
2.8.  Availability of Deposits at a Determinable Rate                      19
2.9.  Prohibition of Making, Maintaining, or Repayment of Principal
      at LIBOR                                                             19
2.10.  Payments of Principal and Interest to be Net of Any Taxes or Costs  19
2.11.  Fees                                                                20
2.12.  Receipt and Application of Payments                                 21
2.13.  Sharing of Payments, Etc                                            21
2.14.  Accounting                                                          22
2.15.  Indemnity                                                           22
2.16.  Joint and Several Liability                                         23
2.17.  Access                                                              23

3.  CONDITIONS PRECEDENT                                                   24
3.1.  Execution and Delivery of Agreement; Fees                            24
3.2.  Documents and Other Agreements                                       24
3.3.  Absence of Material Adverse Change                                   24
3.4.  Conditions to the Initial Revolving Credit Advance                   25
3.5.  Conditions to Each Revolving Credit Advance                          25
3.6.  Conditions to the Term Loan Conversion                               25

4.  REPRESENTATIONS AND WARRANTIES                                         26
4.1.  Corporate Existence; Compliance with Law                             26
4.2.  Executive Offices                                                    26
4.3.  Subsidiaries                                                         26
4.4.  Corporate Power: Authorization; Enforceable Obligations              27
4.5.  Solvency                                                             27
4.6.  Financial Statements                                                 27
4.7.  Ownership of Properties; Liens                                       28
4.8.  No Default                                                           28
4.9.  Burdensome Restrictions                                              28
4.10.  Labor Matters                                                       29
4.11.  Other Ventures                                                      29
4.12.  Investment Company Act                                              29
4.13.  Margin Regulation                                                   29
4.14.  Taxes                                                               29
4.15.  ERISA                                                               30
4.16.  No Litigation                                                       31
4.17.  Outstanding Stock; Options; Warrants, Etc                           31
4.18.  Employment and Labor Agreements                                     32
4.19.  Patents, Trademarks,  Copyrights and Licenses                       32
4.20.  Full Disclosure                                                     32
4.21.  No Material Adverse Effect                                          32
4.22.  Environmental Matters                                               32

5.  FINANCIAL STATEMENTS AND INFORMATION                                   34
5.1.  Reports and Notices                                                  34
5.2.  Communication with Accountants                                       36

6.  AFFIRMATIVE COVENANTS                                                  36
6.1.  Maintenance of Existence and Conduct of Business                     36
6.2.  Payment of Obligations                                               36
6.3.  Financial Covenants                                                  37
6.4.  Books and Records                                                    38
6.5   Litigation                                                           38
6.6.  Insurance                                                            38
6.7.  Compliance with Law                                                  39
6.8.  Agreements                                                           39
6.9.  Supplemental Disclosure                                              39
6.10.  Employee Plans                                                      39
6.11.  SEC Filings; Certain Other Notices                                  40
6.12.  Compliance with Taxes                                               40
6.13.  Leases; Real Estate                                                 41
6.14.  Environmental Matters                                               41
6.15.  Book Entry System                                                   42

7.  NEGATIVE COVENANTS                                                     42
7.1.  Mergers, Acquisitions, Etc                                           42
7.2.  Investments; Loans and Advances                                      43
7.3.  Indebtedness                                                         43
7.4.  Employee Loans                                                       44
7.5.  Capital Structure                                                    44
7.6.  Transactions with Affiliates                                         44
7.7.  Guaranteed Indebtedness                                              45
7.8.  Liens                                                                45
7.9.  Capital Expenditures                                                 45
7.10.  Sales of Assets                                                     45
7.11.  Cancellation of Indebtedness; Prepayment                            46
7.12.  Events of Default                                                   46
7.13.  Hedging Transactions                                                46
7.14.  Restricted Payments                                                 46
7.15.  ERISA                                                               46

8.  TERM AND TERMINATION                                                   47

9.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES                                 47
9.1.  Events of Default                                                    47
9.2.  Remedies                                                             50
9.3.  Waivers by Borrower                                                  51
9.4.  Right of Setoff                                                      51

10.  THE AGENT  51
10.1.  Authorization and Action                                            51
10.2.  Agent Reliance, Etc                                                 52
10.3.  Northern and Affiliates                                             52
10.4.  Lender Credit Decision                                              52
10.5.  Indemnification                                                     53
10.6.  Successor Agent                                                     53

11.  MISCELLANEOUS                                                         53
11.1.  Complete Agreement; Modification of Agreement; Sale of Interest     53
11.2.  Fees and Expenses                                                   54
11.3.  No Waiver by Lender                                                 55
11.4.  Remedies                                                            56
11.5.  MUTUAL WAIVER OF JURY TRIAL                                         56
11.6.  Severability                                                        56
11.7.  Parties                                                             56
11.8.  Conflict of Terms                                                   56
11.9.  Authorized Signatories11.8.  Conflict of Terms                      56
11.9.  Authorized Signatories                                              56
11.10.  GOVERN11.9.  Authorized Signatories                                56
11.10.  GOVERNING LAW                                                      56
11.11.  Notices                                                            57
11.12.  Survival                                                           58
11.13.  Section Titles                                                     58
11.14.  Counterparts                                                       59




INDEX OF EXHIBITS AND SCHEDULES

Exhibit A- Form of Notice of Revolving Credit Advance
Exhibit B- Form of Amended and Restated Revolving Credit Note
Exhibit C- Form of Term Note
Exhibit D- Form of Opinion of Joan Riley, General Counsel of the Borrower Exhibit E- Form of Compliance Certificate

Schedule 1- Liens
Schedule 4.2- Offices and Other Locations
Schedule 4.3- Subsidiaries
Schedule 4.6- Obligations on Long-Term Leases
Schedule 4.7(a)- Owned Real Estate
Schedule 4.7(b)- Leased Real Estate
Schedule 4.11- Other Ventures
Schedule 4.14- Tax Matters
Schedule 4.15- ERISA Matters
Schedule 4.16- Litigation
Schedule 4.17- Stock Ownership
Schedule 4.18- Employment Matters
Schedule 4.19- Patents, Trademarks, Copyrights and Licenses
Schedule 4.22- Environmental Matters
Schedule 6.6- Insurance
Schedule 7.3- Existing Indebtedness
Schedule 11.9- Authorized Signatories
AMENDED AND RESTATED LOAN AGREEMENT, dated as of June 30, 1997, among
QUIXOTE CORPORATION, a Delaware corporation ("Quixote"), ENERGY
ABSORPTION SYSTEMS, INC., a Delaware corporation ("EAS"), QUIXOTE LASER CORPORATION (f/k/a Disc Manufacturing, Inc.), a Delaware corporation ("DMI"), QUIXOTE STENO CORPORATION (f/k/a Stenograph Corporation), a Delaware corporation ("Stenograph"), LEGAL TECHNOLOGIES, INC., a Delaware corporation ("LTI"), TRANSAFE CORPORATION, a Delaware corporation ("Transafe"), LITIGATION COMMUNICATIONS, INC., a Delaware corporation ("LCI") SPIN-CAST PLASTICS,
INC., an Indiana corporation ("Spin-Cast"), QUIXOTE LSI CORPORATION (f/k/a Litigation Services, Inc.), a Delaware corporation ("LSI"), E-TECH TESTING SERVICES,INC., a Delaware corporation ("E-Tech"), ROADWAY SAFETY SERVICE, INC., a Delaware corporation ("Roadway"), and SAFE-HIT CORPORATION, a Nevada corporation ("Safe-Hit"), the lenders ("Lenders") named herein, and THE NORTHERN TRUST COMPANY, an Illinois banking corporation having an office at Fifty South LaSalle Street, Chicago, Illinois 60675 ("Northern"), as agent for
the lenders hereunder (Northern, in such capacity, being "Agent").    Quixote,
EAS, DMI, LTI, Stenograph, Transafe, LCI, Spin-Cast, LSI, E-Tech, Roadway and Safe-Hit are individually and collectively referred to herein as "Borrower."


RECITALS

A. Agent and the Lenders are parties to that certain Loan Agreement dated as of June 26, 1992 (as amended, the "Existing Loan Agreement").

B. The Agent, the Lenders, and the Borrower have agreed to amend and restate the Existing Loan Agreement to continue to make available to the Borrower credit facilities in an aggregate amount up to $40,000,000 for the working capital and other financial needs of Borrower, such financing to be comprised of the revolving credit and term loan facility as set forth in this Agreement.


1.  DEFINITIONS

In addition to the defined terms appearing above, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used herein:

"Adjusted Capitalization" shall mean, at any date of determination thereof, the sum of (a) Consolidated Funded Debt, plus (b) Consolidated Net Worth.

"Affiliate" shall mean with respect to any Person (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, or (iii) each of such Person's officers, directors, joint venturers and partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

"Agent" shall mean Northern, as agent for itself and the other Lenders hereunder, and any successor agent appointed pursuant to Section 10.6.

"Agreement" shall mean this Amended and Restated Loan Agreement, including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

"Applicable Interest Rate" shall mean as to any portion of the Revolving Credit Loan or the Term Loan the Rate Option applicable thereto.

"Applicable Margin" shall mean the percentage as set forth below then applicable to, respectively, the Revolving Credit Loan, the Term Loan and the Unused Revolving Credit Loan Charge as determined by using the following performance based grid after determining which of the pricing levels (being I through IV) specified thereon is then in effect:


                      Pricing     Pricing     Pricing      Pricing
Net Consolidated      Level I     Level II    Level III    Level IV
Funded Debt to        <1.50 x     >/=1.50     >/=2.25      >/=3.0
EBITDA

Revolving Credit       1.0         1.25        1.50         1.625
Loan

Term Loan             1.125       1.375       1.625         1.750

Unused Revolving        .15        .15         .25            .25
Credit Loan Charge

"Base Rate" shall mean that rate of interest per year announced from time to time by Agent called its prime rate, which rate may not at any time be the lowest rate charged by Agent plus the Applicable Margin. Changes in the rate of interest on the Revolving Credit Loan or the Term Loan resulting from a change in the Base Rate shall take effect on the date set forth in each announcement for a change in the Base Rate.

"Base Rate Period" shall mean any period during which the Base Rate is in effect commencing on a Business Day selected by Borrower pursuant to Section 2.7(a).

"Borrowing Notice" shall have the meaning assigned to it in Section 2.7(a) hereof.

"Business Day" shall mean (i) with respect to any borrowing, payment or interest rate selection, a day other than a Saturday or Sunday on which banks are open for business in the State of Illinois and on which dealings in U.S. dollars are carried on in the London Interbank market and (ii) for all other purposes, any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Illinois.

"Capital Expenditures" shall mean all payments, including, without limitation, payments for Capital Lease Obligations, for any fixed assets or improvements, or replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

"Capital Lease" shamixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet, other than, in the case of Borrower or a Subsidiary of Borrower, any such lease under which Borrower or such Subsidiary is the lessor.

"Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

"Cash Equivalents" shall mean for purposes of Section 2.3, cash equivalents of the type described in clauses (i), (ii), (iii) and (iv) of the proviso in
Section 7.2 hereof.

"CERCLA" shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Charges" shall mean all Federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments or charges upon or relating to
(i) any Borrower's assets, (ii) the Obligations, (iii) Borrower's or any of its Subsidiaries' employees (other than taxes not required to be withheld), payroll, income or gross receipts, (iv) Borrower's or any of its Subsidiaries' ownership or use of any of its assets, or (v) any other aspect of Borrower's or any of its Subsidiaries' business.

"Closing" shall mean the making of the initial Revolving Credit Advance, the making of each subsequent Revolving Credit Advance and any Loan Conversion.

"Closing Date" shall mean the date on which a Closing takes place.

"Code" shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

"Commission" shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.

"Commitment Termination Date" shall mean the later of (i) October 31, 2000, the date of termination of the commitment to make further Revolving Credit Advances pursuant to Section 8, (ii) the date of termination of the commitment to make further Revolving Credit Advances pursuant to Section 9.2, and (iii) October 31, 2004, the stated maturity date of the Term Loan.

"Consolidated Funded Debt" shall mean, at any date of determination thereof, the total of all Funded Debt of Quixote and its Subsidiaries outstanding on such date determined in accordance with GAAP, after eliminating (i) Indebtedness incurred pursuant to the IDB Program provided that as of the date of determination thereof Borrower is the registered owner of the bonds issued in connection therewith, and (ii) any other Indebtedness under which both the obligor(s) and the obligee(s) thereof are one or more Borrowers and/or Subsidiaries of Borrowers.

"Consolidated Funded Debt to Adjusted Capitalization Percentage" shall mean, at any date of determination thereof, the percentage that (a) Consolidated Funded Debt outstanding on such date represents of (b) Adjusted Capitalization.

"Consolidated Net Income" shall mean, for each applicable period, the net income of Quixote and its Subsidiaries for such period, determined in accordance with GAAP on a consolidated basis.

"Consolidated Net Worth" shall mean, at any date of determination thereof, (i) the aggregate amount of all assets of Quixote and its Subsidiaries as may be properly classified as such, less (ii) the aggregate amount of all liabilities of Quixote and its Subsidiaries, all as determined in accordance with GAAP, excluding discounts on Indebtedness.

"Conversion Date" shall mean November 1, 2000.

"Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

"Defined Contribution Plan" shall mean, with respect to Borrower or any Subsidiary of Borrower, at any time, an employee pension benefit plan as defined in Section 3(2) of ERISA that is not covered by Title IV of ERISA, that is not subject to the minimum funding standards under Section 412 of the IRC and that is maintained for the employees of Borrower or any Subsidiary of Borrower.

"DOL" shall mean the United States Department of Labor.

"EBITDA" shall mean for any fiscal period (i) Consolidated Net Income plus (ii) to the extent deducted in determining Consolidated Net Income, Interest Expense and taxes (as stated in Quixote and its Subsidiaries' consolidated statement of income) plus (iii) to the extent deducted in determining Consolidated Net Income, depreciation, amortization and other similar non-cash charges.

"Environmental Laws" shall mean all federal, state and local laws, including statutes, regulations, ordinances, codes, rules, applicable policies and other governmental restrictions and requirements, permits, orders, common law rule (including, without limitation, the common law respecting nuisance and tortious liability) decree, injunction or other requirement having the force and effect of law, at any time in force or effect relating to (i) the emission, discharge, spill, release or threatened release of Hazardous Substances; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances; (iii) the regulation of storage tanks; or (iv) otherwise relating to pollution or the protection of human health or the environment.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

"ERISA Affiliate" shall mean, with respect to Borrower, all trades or businesses (whether or not incorporated) which, together with Borrower, are treated as a single employer under the applicable provisions of ERISA or the IRC including, but not limited to, Sections 414(b), (c), (m) or (o) of the IRC.

"ERISA Event" shall mean, with respect to Borrower or any ERISA Affiliate,
(a) a Reportable Event, (b) the withdrawal of Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing or other distribution of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042(a) of ERISA, or (e) any other event or condition which might reasonably be expected to constitute groundsunder Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or to cause the imposition of any liability in excess of $50,000 under Title IV of ERISA.

"Event of Default" shall have the meaning assigned to it in Section 9.1 hereof.

"Excess Revolving Credit Loan Availability" shall mean the positive difference, if any, between (i) the Maximum Revolving Credit Loan and (ii) the aggregate amounts outstanding in respect of the Revolving Credit Loan.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

"Financials" shall mean the financial statements referred to in Section 4.6(a) hereof.

"Fiscal Quarter" shall mean each of the quarterly periods ending September 30, December 31, March 31 and June 30 during each Fiscal Year.
"Fiscal Year" shall mean the twelve-month period that ends on June 30. Subsequent changes of the fiscal year of Borrower shall not change the term "Fiscal Year," unless the Required Lenders shall consent in writing to such changes.

"Funded Debt" shall mean, with respect to any Person, all Indebtedness of such Person which by the terms of the agreement governing, or instrument evidencing, such Indebtedness matures more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from, the date of creation thereof, including current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor and, in respect of Borrower, including the Revolving Credit Loan, the Term Loan, the aggregate drawn amount of all outstanding Letters of Credit and Capital Lease Obligations.

"GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

"Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

"Hazardous Substances" shall mean all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic pursuant to any law, by any local, state, territorial or federal governmental authority, or with respect to which such a governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation;
including but notlimited to, (i) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et seq., the Clean Water
Act, 33 U.S.C. section 1251 et seq., the Clean Air Act, 42 U.S.C. section
7401 et seq., the Emergency Planning and Community Right to Know Act,
42 U.S.C. section 11011 et seq., the Safe Drinking Water Act, 33 U.S.C.
section 300f et seq., the Federal Insecticide, Fungicide, and Rodenticide
Act, 7 U.S.C. section 136 et seq., the AtomicEnergy Act, 42 U.S.C. section 22011 et seq., and the Hazardous Materials Transportation Act, 42 U.S.C.
section 1801 et seq.; (ii) petroleum and petroleum products including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; and (iv) radon, radioactive substances, asbestos, urea formaldehyde, polychlorinated biphenyls and electromagnetic field radiation.

"Indebtedness" shall mean all liabilities, obligations and indebtedness of any and every kind and nature, including, without limitation, all liabilities and all obligations to trade creditors, whether now or hereafter owing, arising, due or payable, from Borrower or any of its Subsidiaries to any Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness shall specifically include the following without duplication:

(a)amounts outstanding under this Agreement, including, without limitation, amounts outstanding under the Revolving Credit Note, Term Note and the aggregate drawn amount of all outstanding Letters of Credit.

(b)all obligations or liabilities of any Person that are secured by any Lien upon property owned by Borrower or any of its Subsidiaries, even though Borrower shall not have assumed or become liable for the payment thereof;

(c)all obligations and indebtedness of Borrower or any of its Subsidiaries for borrowed money or for notes, bonds, debentures and other debt securities;

(d)all obligations or liabilities created or arising under any lease or conditional sale or other title retention agreement with respect to property used or acquired by Borrower or any of its Subsidiaries, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property;

(e)all obligations or liabilities under Guaranteed Indebtedness; and

(f)all Charges.

"Intercompany Indebtedness" shall mean any Indebtedness or Guaranteed Indebtedness which is payable to any Borrower or any Subsidiary of any Borrower by any other Borrower or Subsidiary of any Borrower.

"Interest Expense" shall mean for any fiscal period, the interest expense of Quixote and its Subsidiaries (as determined in accordance with GAAP on a consolidated basis) for such period in respect of Consolidated Funded Debt, excluding the amortization of capitalized debt transaction costs.

"Interest Payment Date" shall have the meaning assigned to such term in Section 2.7(b) hereof.

"Inventory" shall mean any and all raw material, work-in-process and finished goods inventory and other tangible personal property intended for sale or lease by Borrower or any of its Subsidiaries.

"IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto, and any regulations or notices promulgated thereunder.

"IRS" shall mean the Internal Revenue Service.

"Leases" shall mean all of those leasehold estates in real property now owned or hereafter acquired by Borrower or any Subsidiary of Borrower, as lessee.

"Lender(s)" shall mean each Lender, including Northern, listed on the signature pages hereof and any future holder of all or any portion of the Notes.

"Letter of Credit Obligations" shall mean all outstanding obligations incurred by Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance or guarantee, by Lenders or another, of letters of credit. The amount of such Letter of Credit Obligations shall equal the maximum amount which may be payable by Lenders thereupon or pursuant thereto.

"Letters of Credit" shall mean commercial or standby letters of credit issued at the request and for the account of Borrower for which Lenders have incurred Letter of Credit Obligations pursuant thereto.

"LIBOR" shall mean that fixed rate of interest per year for deposits with maturity periods of one, two, three, or six months (which maturity period Borrower shall select subject to the terms stated herein) in United States dollars offered to Agent in or through the London Interbank market at or about 11:00 A.M., London time, two Business Days before the rate is to take effect in an amount corresponding to the amount of that portion of the Revolving Credit Loan or Term Loan to which LIBOR is to apply and for the London deposit maturity requested, divided by one minus any applicable reserve requirement (expressed as a decimal) on Eurodollar deposits of the same amount and maturity as determined by Agent in its sole discretion, plus the Applicable Margin.

"LIBOR Period" shall mean a period of one, two, three or six months commencing on a Business Day selected by Borrower pursuant to this Agreement. Each LIBOR Period shall end on the day in the succeeding calendar month which corresponds numerically to the beginning day of such LIBOR Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such LIBOR Period shall end on the last Business Day of such succeeding month. If a LIBOR Period would otherwise end on a day which is not a Business Day, such LIBOR Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new month, such LIBOR Period shall end on the immediately preceding Business Day.

"Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease intended as security or any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

"Loan Documents" shall mean this Agreement, the Notes and the Letters of Credit.

"Material Adverse Effect" shall mean material adverse effect on (i) the business, assets, operations or financial or other condition of Quixote and its Subsidiaries taken as a whole, or (ii) Quixote's and its Subsidiaries' collective ability to pay the Obligations in accordance with the terms thereof.

"Maximum Lawful Rate" shall have the meaning assigned to it in Section 2.7(e) hereof.

"Maximum Revolving Credit Loan" shall mean, at any particular time, an amount equal to $40,000,000.

"Minimum Interest Coverage Ratio" shall mean, at any date of determination thereof the ratio of (i) EBITDA to (ii) Interest Expense for the four Fiscal Quarter period then ended.

"Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which Borrower or any ERISA Affiliate is making, or is obligated to make, contributions or has made, or been obligated to make, contributions.

"Net Consolidated Funded Debt to EBITDA Ratio" shall mean, at any date of determination thereof, the ratio of (a) Consolidated Funded Debt less the aggregate amount cash and cash equivalents described in Section 7.2(i), (ii),
(iii), (iv) and (v) of the Borrower and its Subsidiaries in excess of $1,000,000 to EBITDA.

"Notes" shall mean the collective reference to the Revolving Credit Notes and Term Notes.

"Notice of Revolving Credit Advance" shall mean a notice in the form attached hereto as Exhibit A.

"Obligations" shall mean all loans, advances, letters of credit, debts, liabilities, and obligations, for monetary amounts (whether or not such amounts are liquidated or determinable) owing by Borrower or any or all of its Subsidiaries or all of them to Lenders or Agent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents. This term includes, without limitation, all interest, charges, origination fees, Unused Revolving Credit Loan Charges, expenses, attorneys' fees and any other sum chargeable to Borrower or any or all of its Subsidiaries under any of the Loan Documents.

"Other Agreements" shall mean all agreements, instruments and documents, including, without limitation, notes, guarantees, mortgages, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements, trust account agreements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of any Borrower and delivered to Agent, any Lender or any Person participating with Lenders in the loans made hereunder, with respect to this Agreement.

"PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

"Permitted Encumbrances" shall mean the following encumbrances: (i) Liens for Charges either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of Borrower or any of its Subsidiaries; (v) workers', mechanics', suppliers', carriers', warehouseman's, landlords' or other similar liens arising in the ordinary course of business; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which Borrower or any of its Subsidiaries is a party; (vii) any attachment or judgment Lien, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within five (5) days after the expiration of any such stay; (viii) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the present use, value or marketability of such real property, leases or leasehold estates; (ix) liens on fixtures granted to lessors pursuant to Leases; (x) rights of lessees, sublessees, conditional sales purchasers and borrowers under any agreements or contracts with Borrower or any Subsidiary of Borrower; and (xi) the Liens listed on Schedule
1 hereto.

"Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether
Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

"Plan" shall mean, with respect to Borrower or any ERISA Affiliate, at any time, an employee pension benefit plan as defined in Section 3(2) of ERISA (including a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the IRC and is maintained for the employees of Borrower or any ERISA Affiliate.
"Rate Option" shall mean either the Base Rate or LIBOR as from time to time selected by Borrower in accordance with Section 2.7(a).

"Rate Period" shall mean any of a Base Rate Period, or a LIBOR Period, as the case may be.

"Real Estate" shall mean all of those plots, pieces or parcels of land now owned or hereafter acquired by Borrower or any Subsidiary of Borrower (the "Land"), together with the right, title and interest, if any, of Borrower or any Subsidiary of Borrower, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, adjoining, or abutting the Land to the center line thereof, the air space and development rights pertaining to the Land and right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments, and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including, without limitation, all alley, vault, drainage, mineral, water, oil, and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and all fixtures and articles of personal property appertaining thereto and all additions thereto and substitutions and replacement thereof.

"Release" shall have the meanings assigned to it in 42 USC ' 9601(22).

"Reportable Event" shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than an event for which the 30-day notice requirement has been waived under the aforementioned regulations.

"Required Lenders" shall mean, as of any date, the holders of Notes evidencing at least 100% of the sum of the aggregate unpaid principal amount of the Revolving Credit Notes or, if then outstanding, the Term Notes, subject, however, to the provisions of Section 11.1 hereof.

"Restricted Payment" shall mean (i) the declaration of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock issued by Borrower, or (ii) any payment on account of the purchase, redemption or other retirement of Stock issued by Borrower or any other payment or distribution made in respect thereof, either directly or indirectly.

"Revolving Credit Advance" shall have the meaning assigned to it in Section 2.1
(a) hereof.

"Revolving Credit Loan" shall mean the aggregate amount of Revolving Credit Advances outstanding at any time.

"Revolving Credit Loan Commitment" shall have the meaning assigned to it in
Section 2.1(a) hereof.

"Revolving Credit Note(s)" shall have the meaning assigned to it in Section 2.1(b) hereof.

"Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

"Solvent" shall mean, when used with respect to any Person, that:

(a)the fair value and present fair saleable value of such Person's assets is in excess of the total amount of such Person's stated liabilities including identified contingent liabilities;

(b)the present fair saleable value of such Person's assets is in excess of the amount that will be required to pay such Person's probable liability on such Person's debts as they become absolute and mature;

(c)such Person does not have unreasonably small capital to carry on the business in which the business in which such Person is engaged and all businesses in which such Person is about to engage; and

(d)such Person has not incurred debts beyond such Person's ability to pay such debts as they mature.

"Stated Rate" shall have the meaning assigned to it in Section 2.7(e) hereof.

"Stock" shall mean all shares, options, warrants, interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

"Subsidiary" shall mean, with respect to any Person, any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person. "Term" shall mean that period from and including the initial Closing Date through the Termination Date.

"Term Loan" shall have the meaning assigned to it in Section 2.2(a) hereof. "Term Note(s)" shall have the meaning assigned to it in Section 2.2(a) hereof.

"Termination Date" shall mean the date on which all Obligations hereunder have been completely discharged and Borrower shall have no further right to borrow any monies hereunder.

"Unused Revolving Credit Loan Charge" shall have the meaning assigned to it in
Section 2.11 hereof.

"Welfare Plan" shall mean, with respect to Borrower or any ERISA Affiliate, at any time, an employee welfare benefit plan as defined in Section 3(1) of ERISA that is maintained for the employees of Borrower or any ERISA Affiliate.

The term "Borrower" may be amended from time to time by the inclusion of additional Subsidiaries of Borrower pursuant to an amendment to this Agreement effected in accordance with the provisions of Section 11.1 hereof.

Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of Illinois to the extent the same are used or defined therein. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Agreement.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.


2.  AMOUNT AND TERMS OF CREDIT

2.1. Revolving Credit Advances. (a) The maximum aggregate amount of the Revolving Credit Loan to be made by each Lender (such Lender's "Revolving Credit Loan Commitment") shall be the amount set below such Lender's name on the signature pages hereof. The aggregate principal amount of the Revolving Credit Loan Commitments is $40,000,000. Each Lender's Revolving Credit Loan Commitment shall be subject to a pro rata reduction as and when the aggregate principal amount of the Revolving Credit Loan Commitments are reduced as provided in the immediately preceding sentence. The percentage equal to the quotient of (x)each Lender's Revolving Credit Loan Commitment, divided by (y) the aggregate of all Revolving Credit Loan Commitments is that Lender's "Revolving Credit Percentage". Upon and subject to the terms and conditions hereof, each Lender, severally and for itself alone, agrees to make available, from time to time, on and after the initial Closing Date and until the Commitment Termination Date, for Borrower's use and upon the request of Borrower therefor, advances (each, a "Revolving Credit Advance"), in an aggregate amount outstanding which, together with that Lender's Revolving Credit Percentage of all outstanding Letter of Credit Obligations, shall not at any given time exceed the product of (A) that Lender's Revolving Credit Percentage multiplied by (B) the Maximum Revolving Credit Loan. Subject to the provisions of Section 8 and Section 9.2 hereof and until all amounts outstanding in respect of the Revolving Credit Loan shall become due and payable on the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section
2.1(a). Each Revolving Credit Advance shall be made on notice, given not later than (i) 10:00 A.M. (Chicago time) on the Business Day on which any proposed Revolving Credit Advance is to occur for which the Base Rate is to apply, or (ii) 11:30 A.M. (Chicago time) on the Business Day which is two Business Days prior to any proposed Revolving
Credit Advance for which LIBOR is to apply, by Quixote to Agent, which shall give to each Lender prompt written notice thereof by telecopy, telex or cable. Each such notice (a "Notice of Revolving Credit Advance") shall be in writing or by telephone to the Administrative Assistant, South Division, Metropolitan Group Two of Agent at [(312) 444-7041], confirmed immediately in writing, in substantially the form of Exhibit A hereto, specifying therein the requested date and amount of such Revolving Credit Advance and accompanied by a Borrowing Notice. Each Lender shall, not later than 12:00 noon (Chicago time) on each requested date, wire to a bank designated by Agent the amount of that Lender's Revolving Credit Percentage of the requested Revolving Credit Advance. Agent shall, before 2:00 P.M. (Chicago time) on the date of the proposed Revolvig Credit Advance, upon fulfillment of the applicable conditions set forth in Section 3, wire to a bank designated by Borrower and reasonably acceptable to Agent, the amount of such Revolving Credit Advance to the extent received from each Lender. The failure of any Lender to make the Revolving Credit Advance to be made by it shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Advance. No Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender.

(b) The Revolving Credit Loan shall be evidenced by promissory notes to be executed and delivered by Borrower to each Lender at the time of the initial Revolving Credit Advance, the form of which is attached hereto and made a part hereof as Exhibit B (the "Revolving Credit Notes"). Each Revolving
Credit Note shall be payable to the order of a Lender and shall represent the obligation of Borrower to pay the amount of such Lender's Revolving Credit Loan Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Advances made by such Lender to Borrower with interest thereon as prescribed in Section 2.7(b). The date and amount of the Revolving Credit Advance by each Lender and the payment of principal with respect thereto shall be recorded on the books and records of each Lender, which books and records shall constitute prima facie evidence of the accuracy of the information therein recorded. The entire unpaid balance of the Revolving Credit Loan shall be due and payable on the Commitment Termination Date.

2.2.Term Loan. (a) Upon and subject to the terms and conditions hereof, each Lender agrees to convert the Revolving Credit Loan to a term loan by making a term loan (the "Term Loan") to Borrower on the Conversion Date, in a principal amount equal to the product of (i) that Lender's Revolving Credit Percentage multiplied by (ii) the outstanding principal amount of the Revolving Credit Loan on the Conversion Date (such Lender's "Term Loan Commitment"). The
Term Loan shall be evidenced by promissory notes to be executed and delivered by Borrower to each Lender at the time of such Term Loan, the form of which is attached hereto and made a part hereof as Exhibit C
(the "Term Notes").

(b)The Term Loan shall be made on notice, given not later than 11:30 A.M. (Chicago time) on the Business Day which is two Business Days prior to the Conversion Date, by Quixote to Agent, which shall give to each Lender prompt notice thereof by telecopy, telex or cable. Such notice from Borrower shall be by telephone to the Administrative Assistant, South Division, Metropolitan Group Two of Agent at [(312) 444-7041], confirmed immediately in writing.

(c)The aggregate principal amount of the Term Notes shall be payable in quarterly installments on the last day of each March, June, September and December within the Term hereof, commencing on the final day of such quarter following the Conversion Date and ending on the date which is four years subsequent to the Conversion Date. Each such principal installment shall be in an amount equal to one-sixteenth (1/16) of the principal amount of the Term Loan.

2.3.Letters of Credit.   (a) Lenders agree, subject to the terms and conditions
hereinafter set forth, to incur, from time to time on the written request of Borrower, Letter of Credit Obligations in respect of Letters of Credit supporting obligations of Borrower arising in the ordinary course of business; provided, however, that the amount of all Letter of Credit Obligations incurred by Lenders pursuant to this Section 2.3(a) at any one time outstanding (whether or not then due and payable) shall not exceed an amount equal to $10,000,000; and further provided, however, that (A) no such Letter of Credit shall have an expiry date which is more than one year following the date of issuance thereof, and (B) Lenders shall be under no obligation to incur Letter of Credit Obligations in respect of any Letter of Credit having an expiry date which is later than the Commitment Termination Date. All Letters of Credit shall be issued by Agent and shall represent Letter of Credit Obligations of each Lender in proportion to each Lender's Revolving Credit Percentage. At the time of each request by Borrower that a Letter of Credit be issued, Agent, at its option, may require Borrower to execute and deliver to Agent an application for such Letter of Credit in the form customarily prescribed by Agent to issue Letters of Credit (the "Applications"). This Agreement supersedes any terms of the Applications which are irrevocably inconsistent with the terms hereof.

(b)In the event that Agent shall make any payment on or pursuant to any Letter of Credit Obligation, such payments shall then be deemed to constitute a Revolving Credit Advance by Lenders under Section 2.1(a) hereof. Upon any such payment by Agent, each Lender shall pay to Agent such Lender's Revolving
Credit Percentage of such payment in the manner provided in Section 2.1 with respect to Revolving Credit Advances.

 (c)In the event that any Letter of Credit Obligation, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower will pay to Agent cash or Cash Equivalents in an amount equal to the outstanding Letter of Credit Obligations. Such funds or Cash
Equivalents shall be held by Agent in a cash collateral account (the "Cash Collateral Account"). The Cash Collateral Account shall be in the name of Agent, as agent for Lenders, (as a cash collateral account), and shall be under the sole dominion and control of Agent and subject to the terms of this Section
2.3. Borrower hereby pledges, and grants to Agent a security interest in, all such funds or Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for payment of all amounts due in respect of the Letter of Credit Obligations, whether or not then due.

From time to time after funds are deposited in the Cash Collateral Account, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Lenders with respect to such Letter of Credit Obligations.

Neither Borrower nor any person or entity claiming on behalf or through Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of any Letter of Credit Obligations in accordance with its terms and the payment of all amounts payable by Borrower to Lenders in respect thereof, any funds remaining in the Cash Collateral Account in excess of the then remaining Letter of Credit Obligations shall be returned to Borrower.

Agent shall not have any obligation to invest the funds in Cash Collateral Account or deposit such funds in an interest-bearing account, and interest and earnings thereon, if any, shall be the property of Lenders. Interest and earnings on the Cash Equivalents in the Cash Collateral Account shall be the property of Borrower.

 (d)In the event that Lenders shall incur any Letter of Credit Obligations pursuant hereto at the request or on behalf of Borrower hereunder, Borrower agrees to pay to Agent, for the benefit of Lenders, as compensation to Lenders for such Letter of Credit Obligations (i) all fees and charges paid by Lenders on account of such Letter of Credit Obligation to the issuer or like party, (ii) commencing with the month in which a standby Letter of Credit Obligation is incurred by Lenders and monthly thereafter for each month during which such standby Letter of Credit Obligation shall remain outstanding, a standby letter of credit fee in an amount equal to .875% per annum on the maximum amount available from time to time to be drawn under the applicable standby Letter of Credit, (iii) commencing with the month in which a commercial Letter of Credit Obligation is incurred by Lenders and monthly thereafter for each month during which such commercial Letter of Credit Obligation shall remain outstanding, a commercial Letter of Credit fee in an amount equal to .125% per annum of the maximum amount available from time to time to be drawn under the applicable commercial Letter of Credit and (iv) to pay to Agent, as issuer of such Letter of Credit Obligations, an additional fee for its own account computed at a rate of .125% per annum of the maximum amount available to be drawn from time to time under each Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the stated expiration date of such Letter of Credit.

2.4 Optional Prepayment or Reduction of Commitments; Prepayment Fee.
(a) Borrower may, upon not less than five (5) Business Days, prior notice to Agent, (i) prepay the Term Loan, in whole or in part, without premium or penalty, except as otherwise provided in Section 2.10 hereof, or (ii) permanently reduce the Maximum Revolving Credit Loan by an aggregate minimum amount of $3,000,000 or any multiple of $1,000,000 in excess thereof. Once reduced in accordance with this Section 2.4, the Maximum Revolving Credit Loan may not be increased. Any reduction of the Revolving Credit Loan Commitments shall be applied to each Lender according to its Revolving Credit Percentage.

(b)Any voluntary prepayment pursuant to this Section 2.4 shall be accompanied by the payment of accrued and unpaid interest on the amount being prepaid through the date of such prepayment. All prepayments pursuant to this Section
2.4 shall be applied to the principal installments of the Term Loan in the inverse order of maturity.

2.5 Extraordinary Prepayment. Borrower shall have the right at any time, on thirty (30) days prior written notice to Agent and the written consent of all remaining Lenders, to prepay in whole, but not in part, the Obligations payable to any single Lender. Upon any such prepayment, the Revolving Credit Loan Commitment of the Lender receiving the prepayment shall terminate and the Maximum Revolving Credit Loan shall, unless otherwise agreed to in writing by Lenders, be reduced by an amount equal to the product of (i) such Lender's Revolving Credit Percentage, times (ii) the Maximum Revolving Credit Loan then otherwise in effect. Any amounts due under Section 2.10 as a result of such prepayment shall be paid on the date the prepayment occurs.

2.6 Use of Proceeds. Borrower shall apply the proceeds of the Loans as set forth in the Recitals to this Agreement.

2.7  Interest on the Revolving Credit Loan, and Term Loan

(a)Quixote on behalf of each Borrower shall select and may change its selection of the Rate Option as to all, or any portion (equal to at least $1,000,000, in the case of LIBOR and $100,000, in the case of the Base Rate), of the Revolving Credit Loan or Term Loan by giving Agent irrevocable notice (a "Borrowing Notice") not later than (i) 10:00 A.M. Chicago time on the Business Day on which a Base Rate Period commences, and (ii) 11:30 A.M.
Chicago time at least two (2) Business Days prior to the commencement of a LIBOR Period. Each Borrowing Notice shall specify: (i) the principal amount of the Obligations to which each Rate Option selected is to apply; (ii) the effective date(s) of the Rate Option(s) selected; (iii) the Rate Option(s) selected; and (iv) in the event that LIBOR is selected, the LIBOR Period selected. In the event that Quixote shall fail to provide Agent with an effective Borrowing Notice or within two (2) Business Days prior to the expiration of a LIBOR Period, the applicable portion of the Revolving Credit Loan or the Term Loan, as the case may be, shall bear interest at the Base
Rate commencing on the expiration of the applicable Rate Period and continuing thereafter until Borrower shall have provided Agent with an effective Borrowing Notice. Quixote shall select LIBOR Periods, and the principal amounts subject to such Rate Periods, so that no principal installment of the Term Loan is scheduled to be repaid prior to the expiration of any LIBOR Period for such principal amount. At no time may more than ten different Rate Options and/or Rate Periods be in effect with respect to the Revolving Credit Loan or the Term Loan.

(b) With respect to the Revolving Credit Loan and the Term Loan, Borrower shall pay interest to Lenders in arrears (i) during any period in which the Base Rate is in effect, on the last day of each March, June, September and December, and (ii) during any period in which the LIBOR is in effect on the earlier of
(x) the last day of each LIBOR Period, or (y) in the case of a LIBOR Period longer than three months, the last day of each three-month interval during such LIBOR Period, commencing on the first such day occurring after the initial Closing Date (each an "Interest Payment Date"), in an amount equal to the quotient of (i) an amount equal to (A) the sum of the daily unpaid principal amounts of the Revolving Credit Loan or the Term Loan, as the case may be, outstanding on each day during the period following the immediately preceding Interest Payment Date on which interest was paid, multiplied by (B) a rate equal to the Applicable Interest Rate, divided by (ii) 360.

(c) Any change in the Base Rate shall be effective as of the date of the relevant change. If any payment on the Revolving Credit Loan or the Term Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall, except as otherwise provided in the definition of LIBOR Period, be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then Applicable Interest Rate during such extension.

(d) Upon the occurrence of and during the continuation of Borrower's failure to make any payment of principal of, or interest on, or any amount owing in respect of, the Revolving Credit Loan, the Term Loan or any of the other Obligations when due and payable or declared due and payable, the interest rate applicable to the Revolving Credit Loan or the Term Loan, as the case may be, shall be increased by 2% per annum above the rate otherwise applicable.

(e)Notwithstanding anything to the contrary set forth in this Section 2.7, if at any time until payment in full of all of the Obligations the interest rate calculated pursuant to the foregoing paragraphs of this Section 2.7
(the "Stated Rate") exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate;
provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lenders from the making of advances hereunder is equal to the total interest which Lenders would have received had the Stated Rate been (but for the operation of this Section 2.7(e)) the interest rate payable since the initial Closing Date. Thereafter, the interest rate payable hereunder shall be the Stated Rate unless and until the Stated Rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Lenders pursuant to the terms hereof exceed the amount which Lenders could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.7(e), shall make a final determination that Lenders have received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, Lenders shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under the Revolving Credit Loan or the Term Loan, as the case may be, then to any due and payable principal of the Revolving Credit Loan or the Term Loan, as the case may be, then to the remaining principal amount of the Revolving Credit Loan or the Term Loan, as the case may be, then to other unpaid Obligations and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

2.8. Availability of Deposits at a Determinable Rate. If, after Borrower has elected to borrow or maintain any portion of the Revolving Credit Loan or the Term Loan at LIBOR, Agent notifies Borrower in writing that:

(i) United States dollar deposits in the amount and for the maturity requested are not available to Lenders (in the case of LIBOR, in the London Interbank market), or

(ii) reasonable means do not exist for Lenders to determine LIBOR for the amounts and maturity requested, all as determined by the Agent in its sole discretion, then the principal amount subject to LIBOR shall accrue or shall continue to accrue interest at the Base Rate.

2.9. Prohibition of Making, Maintaining, or Repayment of Principal at LIBOR. If any treaty, statute, regulation or interpretation thereof, or any directive, guideline or otherwise by a central bank or fiscal authority (whether or not having the force of law) shall either prohibit or extend the time at which any principal portion of the Revolving Credit Loan or the Term Loan subject to LIBOR may be purchased, maintained, or repaid, then on and as of the date the prohibition becomes effective, the principal subject to that prohibition shall bear interest at the Base Rate. Agent will notify Quixote in writing of any such circumstance and describe the nature thereof, provided that the failure to provide such notice shall not affect the application of the Base Rate as provided in this Section.

2.10. Payments of Principal and Interest to be Net of Any Taxes or Costs. All payments of principal and interest shall be made net of any taxes and costs incurred by Lenders resulting from having principal outstanding hereunder at LIBOR. Without limiting the generality of the preceding obligations, illustrations of such taxes and costs are:

(i) Taxes (or the withholding of amounts for taxes) of any nature whatsoever including income, excise, and interest equalization taxes (other than income taxes imposed by the United States or any state thereof on the income of any Lender), as well as all levies, imposts, duties, or fees, whether now in existence or resulting from a change in, or promulgation of, any treaty, statute, regulation, interpretation thereof, or any directive, guideline, or otherwise, by a central bank of fiscal authority (whether or not having the force of law) or a change in the basis of, or time of payment of, such taxes and other amounts resulting therefrom;

(ii) Any reserve or special deposit requirements against assets or liabilities of, or deposits with or for the account of, any Lender with respect to principal outstanding at LIBOR (including those imposed under Regulation D of the Federal Reserve Board) or resulting from a change in, or the promulgation of, such requirements by treaty, statute, regulation, interpretation thereof, or any directive, guideline, or otherwise by a central bank or fiscal authority (whether or not having the force of law);

(iii) Any other costs resulting from compliance with treaties, statutes, regulations, interpretations, or any directives or guidelines, or otherwise by a central bank or fiscal authority (whether or not having the force of law);

(iv) Any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or re-employment of deposits acquired by any Lender to make advances or maintain principal outstanding at LIBOR:

(A)As the result of a voluntary prepayment at a date other than the maturity date selected for principal outstanding at LIBOR; or

(B)As the result of a mandatory repayment at a date other than that maturity date selected for principal outstanding at LIBOR as a result of Borrower exceeding the Maximum Revolving Credit Loan or as the result of the occurrence of an Event of Default and the acceleration of any portion of the indebtedness hereunder; or

(C)As the result of a prohibition on making, maintaining, or repaying principal outstanding at LIBOR.

If Lenders incur any such taxes or costs, Borrower, upon demand in writing specifying such taxes and costs, shall promptly pay them. Absent manifest error, Agent's specification shall be presumptively deemed correct. All advances made at the LIBOR Rate shall be conclusively deemed to have been funded by or on behalf of Lenders in the London interbank market by the purchase of deposits corresponding in amount and maturity to the amount and interest periods selected (or deemed to have been selected) by Borrower under this Agreement.

2.11. Fees (a)If during any calendar quarter prior to the Commitment Termination Date, the average daily balance of the Revolving Credit Loan is less than the Maximum Revolving Credit Loan, Borrower shall pay to Agent, for the ratable benefit of Lenders in proportion to their respective Revolving Credit Loan Commitments, in addition to any interest, late charges or liquidated damages due under this Agreement, an amount ("Unused Revolving Credit Loan Charge") equal to the product of (i) an amount equal to the positive difference between the Maximum Revolving Credit Loan and the average daily balance of the Revolving Credit Loan during such calendar quarter multiplied by (ii) the Applicable Margin. The amount of any Unused Revolving Credit Loan Charge shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing September 30, 1997.

(b) Borrower shall also pay to Agent, for its benefit, a fee (the "Agent Fee") in consideration for its services as Agent hereunder, in an annual amount equal to 0.05% of (i) until the Conversion Date, the Maximum Revolving Credit Loan, and (ii) from and after the Conversion Date, the aggregate outstanding principal amount, if any, of the Term Loan. The Agent Fee shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing on September 30, 1997.

2.12. Receipt and Application of Payment. Borrower shall make each payment provided for under this Agreement to Agent not later than 11:00 A.M. (Chicago time) on the day when due in lawful money of the United States of America in immediately available funds. For purposes of computing interest under this Agreement, all payments shall be applied by each Lender to its loan on the day payment has been received by Agent in immediately available funds.

Upon receipt from Borrower of good funds, Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or, if applicable, fees ratably to Lenders in proportion to the respective principal amounts of the Notes held by each Lender, and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

2.13. Sharing of Payments, Etc If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Revolving Credit Loan or the Term Loan made by it in excess of its ratable share of payments on account on the Revolving Credit Loan or the Term Loan made by all Lenders, such Lender shall forthwith purchase from each other Lender such participations in the Revolving Credit Loan or the Term Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this
Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

2.14. Accounting. Agent will provide a monthly accounting of transactions under the Revolving Credit Loan or the Term Loan, as the case may be, to Borrower. Each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein, unless Borrower, within 30 days after the accounting is received, shall notify Agent in writing of any objection which Borrower may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Agent's determination, based upon the facts available, of any item objected to by Borrower in such notice shall (absent manifest error) be final, binding and conclusive on Borrower, unless Borrower shall commence a judicial proceeding to resolve such objection within 60 days following Agent's notifying Borrower of such determination.

2.15. Indemnity. Borrower hereby indemnifies Agent, Lenders, and their respective directors, officers, employees, Affiliates and agents (collectively, "Indemnified Persons") against, and agrees to hold each such Indemnified Person harmless from, any and all losses, claims, damages and liabilities, including claims brought by any stockholder or former stockholder of Borrower, and related expenses, including reasonable counsel fees and expenses, incurred by such Indemnified Person arising out of any claim, litigation, investigation or proceeding (whether or not such Indemnified Person is a party thereto) relating to the Revolving Credit Loan, the Term Loan, this Agreement, the Notes, the Other Agreements or Agent's or
Lenders' involvement therein or herein; provided, however, that such indemnity shall not apply to any such losses, claims, damages, or liabilities or related expenses determined by a court of competent jurisdiction to have arisen from the gross negligence, or willful misconduct of such Indemnified Person. If any litigation or proceeding is brought against any Indemnified Person in respect of which indemnity may be sought against Borrower pursuant to this Section 2.15, such Indemnified Person shall promptly notify Borrower in writing of the commencement of such litigation or proceeding, but the omission so to notify Borrower shall not relieve Borrower from any other obligation or liability which it may have to any Indemnified Person otherwise than under this Section 2.15. Failure of the Indemnified Person to timely notify Borrower of the commencement of such litigation or proceeding shall not relieve Borrower of its obligations under this Section 2.15, except where such failure irrevocably prejudices Borrower's ability to defend such litigation or proceeding and to hold such Indemnified Person harmless therefrom. In case any such litigation or proceeding shall be brought against any Indemnified Person and such Indemnified Person shall notify Borrower of the commencement of such litigation or proceeding, Borrower shall be entitled to participate in such litigation or proceeding and, after written notice from Borrower to such Indemnified Person, to assume the defense of such litigation or proceeding with counsel of its choice at its expense, provided that such counsel is satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding the election of Borrower to assume the defense of such litigation or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and Borrower shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by Borrower to represent such Indemnified Person would present such counsel with a conflict of interest; (ii) the defendants in, or targets of, any such litigation or proceeding include both an Indemnified Person and Borrower, and such Indemnified
Person shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to Borrower (in which case Borrower shall not have the right to direct the defense of such action on behalf of the Indemnified Person); (iii) Borrower shall not have employed counsel satisfactory to such Indemnified Person in the exercise of the Indemnified Person's reasonable judgment to represent such Indemnified Person within a reasonable time after notice of the institution of such litigation or proceeding; or (iv) Borrower shall authorize such Indemnified Person to employ separate counsel at the expense of Borrower, provided that Borrower shall not be liable for the fees, costs and expenses of more than one separate counsel at the same time for all such Indemnified Persons in connection with the same action and any separate but substantially similar or related action in the same jurisdiction. Borrower shall not consent to the entry of any judgment or enter into any settlement in any such litigation or proceeding unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such claim or litigation.

The agreements of Borrower in this Section 2.15 shall be in addition to any liability that Borrower may otherwise have. All amounts due under this
Section 2.15 shall be payable as incurred upon written demand therefor.

2.16. Joint and Several Liability. Each Borrower shall be jointly and severally liable for the payment and performance of each of the Obligations and the liability of each Borrower shall be absolute, unconditional and without regard to the liability of any other Borrower.

2.17. Access. Agent and each Lender and any of their officers, employees and/or agents shall have the right, exercisable as frequently as Agent or any Lender determines to be reasonably appropriate during normal business hours (or at such other times as may reasonably be requested by Agent or any Lender), to inspect the properties and facilities of Borrower with its Subsidiaries and to inspect, audit and make extracts from all of Borrower's and its Subsidiaries' records, files and books of account. Borrower shall deliver any document or instrument reasonably necessary for Agent or Lender, as any of them may request, to obtain records from any service bureau maintaining records for Borrower or its Subsidiaries, and shall maintain duplicate records or supporting documentation on media, including, without limitation, computer tapes and discs owned by Borrower and its Subsidiaries. Borrower shall instruct its and its Subsidiaries' banking and other financial institutions to make available to Agent and each Lender such information and records as Agent and each Lender may reasonably request. Agent and each Lender will utilize reasonable, good faith efforts to maintain as confidential any information obtained from Borrower or its Subsidiaries (other than information which (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by Agent or a Lender or any of their representatives), (ii) is available to Agent or Lender on a non-confidential basis from a source other than Borrower or its Subsidiaries, provided that such source was not at the time bound by a confidentiality agreement with Borrower or its Subsidiaries, or (iii) has been independently developed by Agent or Lender but in no event (other than willful misconduct) shall Agent or any Lender be liable for damages resulting from the disclosure of any such confidential information obtained from Borrower or its Subsidiaries.


3. CONDITIONS PRECEDENT

This Agreement shall become effective upon the satisfaction of the following conditions precedent:

3.1. Execution and Delivery of Agreement; Fees. This Agreement or counterparts thereof shall have been duly executed by, and delivered to, Borrower, Lenders and Agent and all fees required by Section 2.11 shall have been paid by Borrower to Agent and Lenders.

3.2. Documents and Other Agreements. Lenders shall have received all of the following, each in form and substance satisfactory to Required Lenders:

A. Revolving Credit Notes of Borrower payable to Lenders as required by
Section 2. l(b);

B. A Certificate of the Secretary of each Borrower, together with true and correct copies of the Certificate of Incorporation and Bylaws of each Borrower, and all amendments thereto, true and correct copies of the resolutions of the Board of Directors of each Borrower authorizing Lenders or ratifying the execution, delivery and performance of this Agreement, the Notes and the Other Agreements and the names of the officer or officers of Borrower authorized to sign this Agreement, the Notes and the Other Agreements together with a sample of the true signature of each such officer;

C. Certified copies of all documents evidencing any other necessary corporate action, consents and governmental approvals (if any) with respect to this Agreement, the Notes and the Other Agreements;

D. The opinion of Joan R. Riley, General Counsel of Borrower, addressed to Lenders and Agent in the form of Exhibit D attached hereto and made a part hereof;

E. The Certificate of Incorporation of each Borrower certified by the Secretary of State of each state in which they are incorporated;

F. Good Standing Certificates for each Borrower from the Secretaries of State of each State in which they are required to be qualified to do business;

G. UCC lien search reports of filings against Borrower and tax lien and judgment searches relating to Borrower for such jurisdictions as Agent deems appropriate; and

H. Accountant's Letter.

3.3. Absence of Material Adverse Change. No material and adverse change in the business, operations or condition, financial or otherwise, of any Borrower shall have occurred or be continuing and no litigation except for the litigation described on Schedule 4.6 which, if adversely determined, would result in a Material Adverse Change shall be pending or threatened.

3.4. Conditions to the Initial Revolving Credit Advance. It shall be a condition to the initial Revolving Credit Advance that the conditions contained in Sections 3.1, 3.2 and 3.3 shall have been fulfilled, and that Borrower shall have delivered to Agent a Notice of Revolving Credit Advance.

3.5. Conditions to Each Revolving Credit Advance. It shall be a further condition to the funding of the initial Revolving Credit Advance and each subsequent Revolving Credit Advance after the initial Revolving Credit Advance that the following statements shall be true on the date of each such funding or advance:

(a) All of the representations and warranties of Borrower contained herein shall be correct in all material respects as to Borrower and its Subsidiaries taken as a whole on and as of the date of each such Revolving Credit Advance as though made on and as of such date, except (i) to the extent that any such representation or warranty expressly relates to an earlier date, and
(ii) for changes therein permitted or contemplated by this Agreement.

(b) No event shall have occurred and be continuing, or would result from the funding of the Revolving Credit Advance, which constitutes or would constitute a Default or an Event of Default.

(c) The aggregate unpaid principal amount of the Revolving Credit Loan, after giving effect to such Revolving Credit Advance, shall not exceed the Maximum Revolving Credit Loan.

The acceptance by Borrower of the proceeds of any Revolving Credit Advance shall be deemed to constitute, as of the date of such acceptance, a representation and warranty by Borrower that the conditions in this
Section 3.5 have been satisfied.

3.6. Conditions to the Term Loan Conversion. Notwithstanding any other provision in this Agreement and without affecting the rights of Agent or any Lender hereunder, Borrower shall not be entitled to convert the Revolving Credit Loan into the Term Loan pursuant to Section 2.2 until each of the following conditions have been satisfied:

a. Lenders shall have received Term Notes of Borrower payable to Lenders as required by Section 2.2(a);

b. Borrower shall have delivered to Agent a Notice effective as of the Conversion Date in accordance with the provisions of Section 2.2(b);

c. All of the representations and warranties of Borrower contained herein shall be correct in all material respects as to each Borrower and its Subsidiaries taken as a whole on and as of the Conversion Date as though made on and as of such date, except (i) to the extent that any such representation or warranty expressly relates to an earlier date, and (ii) for changes therein permitted or contemplated by this Agreement; and

d. No event shall have occurred or be continuing, or would result from the conversion of the Revolving Credit Loan into the Term Loan, which constitutes or would constitute a Default or Event of Default.


4.  REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Revolving Credit Loan and Term Loan, each as herein provided for, each Borrower makes the following representations and warranties to Lenders:

4.1. Corporate Existence; Compliance with Law. Borrower and each Subsidiary of Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has or will have made all filings with, and has or will have given all notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct (except for such licenses, etc., the absence of which, and such filings and notices, as to which the failure to make or give, could not reasonably be expected to have a Material Adverse Effect); (v) is in compliance with its certificate or articles of incorporation and by-laws; and (vi) is in compliance with all applicable provisions of law, including, without limitation, ERISA, those provisions regarding the collection, payment and deposit of employees' income, unemployment and Social Security taxes, and those provisions relating to environmental matters and Environmental Laws where the failure to comply could reasonably be expected to have a Material Adverse Effect.

4.2. Executive Offices. The location of Borrower's and each of its Subsidiaries' chief executive office, principal place of business, and other offices and places of business are set forth on Schedule 4.2 hereto, and are the sole offices and places of business of Borrower and its Subsidiaries.

4.3. Subsidiaries. There exist no Subsidiaries of Borrower other than as set forth on Schedule 4.3 hereto, which sets forth such Subsidiaries, together with their respective jurisdictions of organization, the authorized and outstanding capital Stock of each such Subsidiary, by class and number and percentage of each class legally owned by Borrower or a Subsidiary of Borrower or any other Person. There are no options, warrants, rights to purchase or similar rights covering capital Stock for any such Subsidiary.

4.4. Corporate Power: Authorization; Enforceable Obligations The execution, delivery and performance by each Borrower of the Loan Documents and Other Agreements (i) are within Borrower's corporate power; (ii) have been, and will be, duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of Borrower's or its Subsidiaries' respective certificates or articles of incorporation or bylaws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries or any of their property is bound (except for such conflict, breach, termination, default or acceleration as could not reasonably be expected to have a Material Adverse Effect); (vi) will not result in the creation or imposition of any Lien upon any of the property of Borrower or any of its Subsidiaries; and (vii) do not require the consent or approval of any governmental body, agency, authority or any other Person. At or prior to the initial Closing Date, each of the Loan Documents to be delivered at such time shall have been duly executed and delivered for the benefit of or on behalf of each Borrower and each shall then constitute a legal, valid and binding obligation of each Borrower, enforceable against them in accordance with its terms.

4.5. Solvency. After giving effect to the initial Revolving Credit Advance, if made on the initial Closing Date, the transactions contemplated by the Loan Documents and the Other Agreements, and the payment of all estimated legal, accounting and other fees related hereto and thereto, Quixote and each other Borrower will be Solvent on a consolidated basis as of and on the initial Closing Date and at all times thereafter.

4.6. Financial Statements. (a) All of the following consolidated balance sheets and statements of income and cash flow of Quixote and its Subsidiaries, copies of which have been furnished to Agent prior to the date of this Agreement, have been, except as noted therein, prepared in conformity with GAAP consistently applied throughout the periods involved, and present fairly the consolidated financial position of Quixote and its consolidated Subsidiaries in each case as at the dates thereof, and the results of operations and the statements of cash flows for the periods then ended (as to the unaudited interim financial statements, subject to normal year-end audit adjustments and the absence of footnotes):

(i) the audited consolidated balance sheet of Quixote and its Subsidiaries as at June 30, 1997, and the related consolidated statements of income and cash flows for the year then ended, with the opinion thereon of Coopers & Lybrand.

(b) Except as listed in Schedule 4.6, Quixote and its Subsidiaries as of June 30, 1997, had no obligations, contingent liabilities or liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the audited consolidated balance sheet of Borrower and its Subsidiaries referred to in subsection (a)(i) above and which could reasonably be expected to have a Material Adverse Effect.

(c) There has been no material adverse change in the business, assets, operations or financial or other condition of Quixote and its Subsidiaries taken as a whole since June 30, 1997. No dividends or other distributions have been declared, paid or made upon any shares of Stock of Borrower or any of the Subsidiaries, nor have any shares of Stock of Borrower or any of the Subsidiaries been redeemed, retired, purchased or otherwise acquired for value by Borrower or its Subsidiaries since June 30, 1997, except for (i) open market purchases by Quixote of its common stock approved by its Board of Directors and (ii) its regular semiannual dividend.

4.7. Ownership of Properties; Liens. (a) Borrower or its Subsidiaries own good and marketable fee simple title to all of the Real Estate described on
Schedule 4.7(a) hereto and good and valid leasehold interests in the Leases relating to the locations described in Schedule 4.7(b) hereto, and good and merchantable title to, or valid leasehold interest in, all of its other properties and assets and none of the properties and assets of Borrower or its Subsidiaries, including, without limitation, the Real Estate and Leases, are subject to any Liens, except Liens permitted by Section 7.9 hereof; and Borrower and its Subsidiaries shall have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and duly effected all recordings, filings andother actions necessary to establish, protect and perfect Borrower's and its Subsidiaries' right, title and interest in and to all such property except where the failure to have received such documents or effected such actions could not reasonably be expected to have a Material Adverse Effect.

(b) All real property owned or leased by Borrower and its Subsidiaries is as set forth on Schedules 4.7(a) and 4.7(b) respectively. Neither Borrower nor its Subsidiaries own any other Real Estate or are lessee or lessor under any leases of Real Estate other than as set forth therein. Schedules 4.7(a) and 4.7(b) are true and correct in all material respects. Schedule 4.7(b) hereto sets forth all leases of real property which are held by Borrower or any Subsidiary as lessee. Each of such leases are valid and enforceable in accordance with its terms and are in full force and effect. Neither Borrower nor the applicable Subsidiary nor any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease, except for any default which could not reasonably be expected to have a Material Adverse Effect.

4.8. No Default. Neither Borrower nor any of its Subsidiaries is in default, nor, to the knowledge of any executive officer of Quixote after a reasonable investigation, is any third party in default, under or with respect to any contract, agreement, lease or other instrument to which it is a party, except for any default which (either individually or collectively with other defaults arising out of the same event or events) could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.9. Burdensome Restrictions. No contract, lease, agreement or other instrument to which Borrower or any of its Subsidiaries is a party or is bound and no provision of applicable law or governmental regulation could reasonably be expected to have a Material Adverse Effect.

4.10. Labor Matters. There are no strikes or other labor disputes against Borrower or any of its Subsidiaries pending or, to Quixote's knowledge, threatened which could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters which could reasonably be expected to have a Material Adverse Effect. All payments due from Borrower or any of its Subsidiaries on account of employee health and welfare insurance which could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Borrower or such Subsidiary.

4.11. Other Ventures. Except as set forth in Schedule 4.11, neither Borrower nor any Subsidiary of Borrower is engaged in any joint venture or partnership with any other Person.

4.12.  Investment Company Act.   Neither Borrower nor any Subsidiary of
Borrower is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Revolving Credit Advances, the conversion of the Revolving Credit Loan to the Term Loan, the application of the proceeds and repayment thereof by Borrower and the consummation of the transactions contemplated by this Agreement and the other Loan Documents will not result in the violation by Borrower or any of its Subsidiaries of any provision of such act or any rule, regulation or order issued by the Commission thereunder.

4.13. Margin Regulation. Neither Borrower nor its Subsidiaries own any "margin security", as that term is defined in Regulations G and U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the proceeds of the Revolving Credit Advances and the Term Loan will be used only for the purposes contemplated hereunder. Neither the Revolving Credit Advances nor the Term Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Agreement to be considered a "purpose credit" within the meaning of Regulations G, T, U or X of the Federal Reserve Board. Borrower will not take or permit any agent acting on its behalf to take any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board. The making of either the Revolving Credit Loan or the Term Loan will not constitute a violation of such Regulations G, T, U or X.

4.14. Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed by Borrower and its Subsidiaries (other than immaterial state, local and foreign filings) have been filed with the appropriate governmental agencies and all Charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid promptly following the assessment thereof by the applicable taxing authority. Each of Borrower and its Subsidiaries has paid when due and payable all requisite Charges upon the books of such company, as the case may be, except such Charges being contested pursuant to Sections 6.2(b) or (c) hereof.
Proper and accurate amounts have been withheld by Borrower and its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law (except possible inadvertent under withholdings which do not exceed $100,000 in the aggregate at any time), and such withholdings have been timely paid to the respective governmental agencies. Schedule 4.14 sets forth, for each of Borrower and its Subsidiaries, those taxable years for which its tax returns are currently being audited by the IRS or any other applicable governmental authority. Except as described in Schedule 4.14 hereto, neither Borrower nor any of its Subsidiaries has executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Except as set forth on Schedule 4.14 hereto, neither Borrower nor any of its Subsidiaries has agreed or has been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Except as set forth on Schedule 4.14 hereto, neither Borrower nor any of its Subsidiaries has any obligation under any written tax sharing agreement.

4.15. ERISA. Except as otherwise stated in Schedule 4.15 hereto: (i) neither Borrower nor any ERISA Affiliate maintains or contributes to any Plan, Defined Contribution Plan or Welfare Plan; (ii) each Defined Contribution
Plan or Plan, other than a Multiemployer Plan, which is intended to be tax qualified under IRC Section 401(a) has been determined by the IRS to qualify under IRC Section 401(a), and the trusts created thereunder have been determined to be exempt from tax under the provisions of IRC Section 501(a) (except with respect to amendments required by legislation or regulations for which the remedial amendment period under IRC Section 401(b) has not lapsed), and nothing has occurred which could cause the loss of such qualification or the imposition on Borrower or any of its Subsidiaries of any liability or penalty under the IRC or ERISA in excess of $100,000; (iii) with respect to each Plan, each Defined Contribution Plan and each Welfare Plan
(in each case, other than a Multiemployer Plan), all reports required under ERISA or any other applicable law or regulation to be filed by Borrower or any ERISA Affiliate with the relevant governmental authority have been duly filed and all such reports are true and correct in all material respects as of the date given; (iv) neither Borrower nor any ERISA Affiliate has engaged in a "prohibited transaction," as such term is defined in IRC Section 4975 or Title I of ERISA, in connection with any Plan, Defined Contribution Plan or Welfare Plan which would subject Borrower or any of its Subsidiaries (after giving effect to any prohibited transaction exemption) to the tax on prohibited transactions imposed by IRC Section 4975 or any other liability;
(v) no Plan which is not a Multiemployer Plan has been terminated, nor has any accumulated funding deficiency (as defined in IRC Section 412(a)) been incurred (without regard to any waiver granted under IRC Section 412), nor has any funding waiver from the IRS been received or requested, nor has Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by the terms of any Plan; (vi) there has not been any Reportable Event or any event requiring disclosure under
Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Plan (other than a Multiemployer Plan); (vii) the value of the assets of each Plan (other than a Multiemployer Plan) equaled or exceeded the present value of the Benefit Liabilities (as defined in Section 4001(b)(16) of ERISA) of each such Plan as of the last day of the plan year most recently ended using PBGC termination actuarial assumptions currently in effect or other actuarial assumptions certified by the Plan's actuary as reasonable for purposes of a Standard Termination (as described in Section 4041(b) of ERISA); (viii) there are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted or instituted against, and neither Borrower nor any ERISA Affiliate has knowledge of any threatened litigation or claims against (a) the assets of any Plan (other than a Multiemployer Plan) or Defined Contribution Plan or against any fiduciary of such plan with respect to the operation of such plan or (b) the assets of any Welfare Plan or against any fiduciary thereof with respect to the operation of any such plan, which, in either case, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (ix) any bond required to be obtained by Borrower or any of its Subsidiaries under ERISA with respect to any Plan, Defined Contribution Plan or Welfare Plan has been obtained and is in full force and effect; (x) neither Borrower nor any ERISA Affiliate has incurred (a) any liability to the PBGC or to a trust (for Plan terminations instituted prior to December 18, 1987) described in Section 4049 of ERISA (prior to its repeal), (b) any withdrawal liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a Multiemployer Plan, which would result in annual withdrawal liability payments in excess of $100,000, or (c) any liability under ERISA Section 4062, 4063 or 4064 to the PBGC, to a trust terminated under ERISA Section 4041 or 4042 or to a trustee appointed under ERISA Section 4042; (xi) neither
Borrower nor any ERISA Affiliate nor any organization to which Borrower or any such ERISA Affiliate is a successor or parent corporation within the meaning of ERISA Section 4069(b) has engaged in a transaction within the meaning of ERISA Section 4069; and (xii) neither Borrower nor any of its Subsidiaries maintains or has established any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment except as may be required by IRC Section 4980B or Section 601 (et seq.) of ERISA, or under any state law and at the expense of the participant or the beneficiary of the participant.

4.16. No Litigation Except as set forth on Schedule 4.16 hereto, no action, claim or proceeding is now pending or, to the knowledge of Quixote, threatened against Borrower or any of Borrower's Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which, if determined adversely, could reasonably be expected to have a Material Adverse Effect, nor to the knowledge of Borrower does a state of facts exist which is reasonably likely to give rise to such proceedings. Except as expressly set forth on Schedule 4.16, none of the matters set forth therein questions the validity of any of the Loan Documents or the Other Agreements or any action taken or to be taken pursuant thereto, or could reasonably be expected to have either individually or in the aggregate a Material Adverse Effect.

4.17. Outstanding Stock; Options; Warrants, Etc. Schedule 4.17 sets forth the names, together with the number of shares owned and percentage of total outstanding shares, of each Person holding 5 % or more of the capital stock of Quixote. The capital stock of each Borrower, other than Quixote, is owned by the Persons and in the amounts set forth on Schedule 4.17. Except as set forth on Schedule 4.17, Borrower has no outstanding rights, options, warrants, debentures or agreements pursuant to which it may be required to issue or sell any Stock or other equity security.

4.18. Employment and Labor Agreements. Except as set forth on Schedule 4.18, there are no employment agreements covering management of Borrower or any of Borrower's Subsidiaries and there are no collective bargaining agreements or other labor agreements covering any employees of Borrower or any of its Subsidiaries. Borrower and its Subsidiaries are in compliance with the terms and conditions of all such collective bargaining agreements and other labor agreements except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

4.19.  Patents, Trademarks,  Copyrights and Licenses.  Except as set forth on
Schedule 4.19, Borrower and its Subsidiaries own all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct their business as heretofore conducted by them, now conducted by them and proposed to be conducted by them. Borrower and its Subsidiaries conduct their respective businesses without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except where such infringement or claim of infringement could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of Borrower, there is no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Borrower or any of its Subsidiaries.

4.20. Full DisclosureNo information contained in this Agreement, the other Loan Documents, the Financials or any written statement furnished by or on behalf of Borrower or its Subsidiaries pursuant to the terms of this Agreement, which has previously been delivered to Agent or Lenders, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading at the time and in light of the circumstances under which made.

4.21. No Material Adverse Effect. No event has occurred since June 30, 1997, and is continuing, which has had or could reasonably be expected to have a Material Adverse Effect.

4.22. Environmental Matters. (a) Except as disclosed in Schedule 4.22, all facilities currently or formerly owned, leased, used or operated by Borrower or any Subsidiary of Borrower are and have been owned, leased, used or operated by Borrower and, to the knowledge of any executive officer of Quixote, after a reasonable investigation, have been owned, leased, used or operated by any predecessor in interest, in compliance in all material respects with all applicable Environmental Laws.

(b) Schedule 4.22 identifies, with respect to Borrower or any Subsidiary of Borrower, or, to the knowledge of any executive officer of Quixote after a reasonable investigation, any predecessor in interest: (i) all environmental audits, assessments or occupational health studies undertaken by, or at the direction of, Borrower, any Subsidiary of Borrower, or any governmental agency; (ii) the results of the most recent analyses of water (including groundwater analyses), soil, air or asbestos samples whether or not non-compliance or contamination is indicated; (iii) the most recent inspection of each operating facility by the United States Environmental Protection Agency, the United States Occupational Safety and Health Administration, or other relevant environmental agencies whether or not relating to issues of non-compliance or contamination; (iv) any claim, lien or complaint, including requests for information, against Borrower or any Subsidiary of Borrower concerning Environmental Laws; and (v) all permits, applications for permits and variances issued, pending or denied under any Environmental Laws.

(c) Except as disclosed in Schedule 4.22, Borrower and/or its Subsidiaries have obtained and are in compliance with all permits, certificates licenses, approvals and other authorizations required for the operation of their business and have filed all required notifications or reports relating to chemical substances, air emissions, effluent discharges and storage, treatment, transport and disposal of Hazardous Substances.

(d)Except as disclosed in Schedule 4.22, Borrower and/or its Subsidiaries or, to the knowledge of any executive officer of Quixote after a reasonable investigation, any predecessor in interest, have reported promptly to appropriate authorities each Release reportable under 42 USC '9603, 42
USC '11004, 33 USC '1321(b)(5), or any counterpart or similar state or local requirement, at any facility leased, owned, used or operated by Borrower or any Subsidiary of Borrower. Each such reported Release is also disclosed in
Schedule 4.22.

(e) Except as disclosed in Schedule 4.22, neither Borrower nor any Subsidiary of Borrower nor, to the knowledge of any executive officer of Quixote after a reasonable investigation, predecessor in interest, has disposed, treated, or arranged for the storage, disposal or treatment of, any Hazardous Substance or other waste at a site or location, or has leased, used or owned a site or location including, but not limited to, any site or location pursuant to the Environmental Laws that: (i) has been placed on the National Priorities List or its state equivalent; (ii) the United States Environmental Protection Agency or relevant state authority has scored or caused to be scored for the purpose of placement, proposed, or is proposing, to place, on the National Priorities List or state equivalent; (iii) is subject to a claim, administrative order or other demand either to take response or other action, as response is defined in 42 USC '9601(25), or other Federal or state environmental law, or to reimburse any person who has taken response or other action in connection with that site; or (iv) is on any state Comprehensive Environmental Response Compensation Liability Information System list.

(f) Schedule 4.22 sets forth the age, contents or former contents of any above ground or underground storage tanks located on any premises owned or operated by Borrower or any Subsidiary and any registration forms, spill countermeasure and containment plan or other documentation pertaining thereto. Except as set forth in Schedule 4.22, neither Borrower nor any Subsidiary has owned or operated, or presently owns or operates, any above ground or underground storage tanks as defined in the Environmental Laws. Except as otherwise stated in Schedule 4.22, all tanks and pipes pertinent thereto are presently and have been, to the knowledge of any executive officer of Borrower after a reasonable investigation, in good condition and do not leak.

(g) Except as set forth in Schedule 4.22, there are no Hazardous Substances or wastes, drums or containers containing Hazardous Substances disposed of or buried on, in or under the ground or any surface waters located on any premises owned or operated by Borrower or any Subsidiary of Borrower. Except as disclosed in Schedule 4.22, none of Borrower, its Subsidiaries nor, to the knowledge of any executive officer of Borrower after a reasonable investigation, any third parties have disposed of or buried any wastes, drums or containers containing Hazardous Substances on, in or under the ground or any surface waters located on the premises other than those pursuant to and in compliance with applicable Environmental Laws.

(h) Except as set forth in Schedule 4.22, there are (i) no water wells, injection wells, surface impoundments, waste water ponds, landfills, waste piles or facilities for land disposal, and (ii) no polychlorinated biphenyls, asbestos or urea formaldehyde in or on premises currently or formerly owned or operated by Borrower or any Subsidiary of Borrower.

(i) As of the date hereof, Borrower and its Subsidiaries do not have liabilities exceeding $100,000 with respect to compliance with applicable Environmental Laws and permits, or related to the generation, treatment, storage, disposal, release, investigation or cleanup of Hazardous Substances, no facts or circumstances exist which could give rise to such liabilities, and the operation and production/business of Borrower and its Subsidiaries will not be materially impacted or affected by Borrower's and its Subsidiaries compliance with applicable Environmental Laws or permits or related to the generation, treatment, storage, disposal, release investigation or cleanup of Hazardous Substances


5.  FINANCIAL STATEMENTS AND INFORMATION

5.1. Reports and Notices. Borrower covenants and agrees that from and after the initial Closing Date and until the Termination Date, it shall deliver to Agent and to Lenders:

(a) Within 52 days after the end of each Fiscal Quarter, copies of the unaudited consolidated and consolidating balance sheets of Quixote and its operating units and Subsidiaries as of the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income for that portion of the Fiscal Year ending as of the end of such quarter, prepared in accordance with GAAP (subject to normal year end adjustments), setting forth in comparative form in each case the projected consolidated and consolidating figures for such period.

(b) Within 90 days after the close of each Fiscal Year, a copy of the annual audited consolidated and unaudited consolidating financial statements of Quixote and its operating units and Subsidiaries consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income, consolidated statement of retained earnings and statement of consolidated cash flows, setting forth in comparative form in each case the consolidated figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, certified (only with respect to the consolidated financial statements) without qualification as to its scope of audit or the financial condition of Quixote and its Subsidiaries as a going concern by a firm of independent certified public accountants of recognized national standing selected by Quixote and acceptable to Agent, and accompanied by (i) a statement in reasonable detail showing the calculations used in determining the financial covenants under Sections 6.3 and 7.10 hereof, (ii) a report from such accountants to the effect that in connection with their audit examination, nothing, with respect to accounting matters, has come to their attention to cause them to believe that a Default or Event of Default had occurred or, if anything has come to their attention to cause them to believe that a Default or Event of Default had occurred, a description of such Default or Event of Default, and (iii) a certification of the chief executive officer or chief financial officer of Quixote that all such financial statements present fairly in accordance with GAAP the consolidated financial position and results of operations and the consolidated statement of cash flows of Quixote and its Subsidiaries as at the end of such year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if there was any Default or Event of Default in existence as of such time, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Quixote to remedy the same.

(c) Within 52 days after the close of each Fiscal Quarter within each Fiscal Year, a Compliance Certificate in the form of Exhibit E attached hereto setting forth the information requested therein and certified by the chief executive officer or chief financial officer of Quixote.

(d) On or before June 1 of each year, a budget and projections for the next Fiscal Year on a month-by-month and consolidated and consolidating basis and otherwise in form and substance reasonably acceptable to Agent.

(e) As soon as practicable, but in any event within two (2) Business Days after any executive officer of Quixote becomes aware of the existence of any Default or Event of Default, or any development or other information which could reasonably be expected to have a Material Adverse Effect, telephonic or telecopy notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within five (5) days.

(f) If requested by Agent, a copy of all federal, state, local and foreign tax returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by Quixote or any of its Subsidiaries.

(g) If requested by Agent, a copy of any auditors' management letter with respect to the business, financial condition and other affairs of Quixote and any of its Subsidiaries, which, following review by Agent, shall be returned to Borrower, together with any copies thereof.

(h) Such other information respecting Borrower's or any of its Subsidiaries' business, financial condition or prospects as Agent may, from time to time, reasonably request.

(i) Within five (5) days after the earlier of the last day of each Fiscal Year and the date Quixote engages independent certified public accountants to audit Quixote's financial statements, a letter from Quixote addressed to such independent certified public accountants indicating that it is a primary intention of Quixote in engaging such accountants that Agent and Lenders rely upon such financial statements of Quixote and its Subsidiaries.

5.2. Communication with Accountants. Borrower authorizes Agent to communicate directly with its independent certified public accountants and authorizes those accountants to disclose to Agent any and all financial statements and other supporting financial documents and schedules. At or before the initial
Closing Date, Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 5.2.


6.  AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, unless the Required Lenders shall otherwise consent in writing, from and after the initial Closing Date and until the Termination Date.

6.1. Maintenance of Existence and Conduct of Business. Borrower shall and shall cause each of its Subsidiaries to (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) at all times maintain, preserve and protect all of its patents, trademarks, service marks and trade names, and preserve all the remainder of its property, in use or useful in the conduct of its business, and keep the same in good operating condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

6.2.  Payment of Obligations.  (a)  Subject to paragraphs (b) and (c) of this
Section 6.2, Borrower shall and shall cause each of its Subsidiaries to (i) pay and discharge or cause to be paid and discharged all its Indebtedness, including, without limitation, all the Obligations, as and when due and payable, and (ii) pay and discharge or cause to be paid and discharged promptly all (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become in default.

(b) Borrower and its Subsidiaries may in good faith contest, by proper legal actions or proceedings, the validity or amount of any Charges, Liens or claims arising under Section 6.2(a)(ii), provided that Borrower gives Agent advance notice of its intention to contest the validity or amount of any such Charge, Lien or claim, and that at the time of commencement of any such action or proceeding, and during the pendency thereof (i) no Default or Event of Default shall have occurred; (ii) adequate reserves with respect thereto are maintained on the books of Borrower or such Subsidiary, in accordance with GAAP; (iii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted continuously with diligence; (iv) none of Borrower's assets having a value in excess of $500,000 would be subject to forfeiture or loss of any Lien by reason of the institution or prosecution of such contest; (v) no Lien shall exist for such Charges or claims during such action or proceeding; (vi) Borrower or such Subsidiary shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower or such Subsidiary; and (vii) Agent has not advised Borrower in writing that Agent reasonably believes that nonpayment or nondischarge thereof would have a Material Adverse Effect.

(c) In addition to the right to contest pursuant to the provisions of Section 6.2(b) hereof, Borrower and each of its Subsidiaries shall have the right to contest any Lien, Charge or claim, in good faith and by appropriate proceedings, if, with respect to any such Lien, Charge or claim so contested in excess of $500,000, Borrower provides Agent with a bond or indemnity insuring the payment of such Lien, Charge or claim or Agent, upon request by Borrower, has established a reserve against the Revolving Credit Loan for such Lien, Charge or claim. In addition, Borrower and each of its Subsidiaries shall have the right to pay the Charges or claims and to discharge the Liens and in good faith and by appropriate proceedings contest the validity or amount of such Charges, Liens or claims.

6.3. Financial Covenants. Quixote and its Subsidiaries shall have, on a consolidated basis:

(a) at all times a Consolidated Net Worth (which shall be certified by Quixote at the end of each Fiscal Year) equal to or greater than (i) $38,000,000, plus (ii) 50% of Quixote's positive Consolidated Net Income for the 1998
Fiscal Year and each Fiscal Year thereafter;

(b) at the end of each Fiscal Quarter, a Minimum Interest Coverage Ratio (which shall be certified by Quixote at the end of each Fiscal Quarter) of not less than 2.0 to 1.0;

(c) at the end of each Fiscal Quarter, a Consolidated Funded Debt to Adjusted Capitalization Percentage (which shall be certified by Quixote at the end of each Fiscal Quarter) equal to or less than 50%; and

(d) at the end of each of the following periods, a Net Consolidated Funded Debt to EBITDA Ratio (which shall be certified by Quixote at the end of such period):

                                                       Maximum Funded
             Period                                    Debt to EBITDA

June 30, 1997 to December 31, 1997           less than or equal to 4.0 to 1.0
January 1, 1998 to December 31, 1998         less than or equal to 3.75 to 1.0
January 1, 1999 and thereafter               less than or equal to 3.5 to 1.0;

provided, that upon completion of an acquisition by the Borrower of 100% of the businesses and assets of any person that is not an Affiliate, the Net Consolidated Funded Debt to EBITDA Ratio shall be adjusted to reflect the acquired Person's historical EBITDA for the preceding four quarter period in a form acceptable to Agent; provided, further, that the acquired Person's historical EBITDA may be adjusted solely to reflect owner's compensation.

6.4. Books and RecordsBorrower shall and shall cause each of its Subsidiaries to keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP and on a basis consistent with the Financials referred to in Section 4.6(a) hereof.

6.5. Litigation. Borrower shall notify Agent in writing, promptly upon any executive officer of Quixote learning thereof, of any litigation commenced against Borrower and/or any Subsidiary of Borrower, and of the institution against any of them of any suit or administrative proceeding that could reasonably be expected to involve an amount in excess of $250,000 in any one instance or could reasonably be expected to have a Material Adverse Effect. Any such written notification shall be deemed to be a supplement to
Schedule 4.16.

6.6.  Insurance.  Borrower shall, at its sole cost and expense, maintain
"All Risk" physical damage insurance on all real and personal property, including, but not limited to, fire and extended coverage, boiler and machinery coverage, flood, earthquake, liquids, theft, explosion, collapse, and all other hazards and risks ordinarily insured against by owners or users of such properties in similar businesses. The physical damage insurance shall be written on a repair or replacement cost basis, with Inventory insured on the basis of cost, except Inventory consisting of finished goods, which shall be insured on the basis of selling price (coinsurance is not acceptable).

Borrower shall, at its sole cost and expense, maintain comprehensive general liability insurance on an "occurrence basis" (unless such insurance cannot be reasonably obtained at commercially reasonable rates, in which case such insurance shall be on a "claims made" basis) against claims for personal injury, bodily injury and property damage with a minimum limit of $45,000,000 per occurrence and $45,000,000 in the aggregate. Such coverage shall include but not be limited to premises/operations, broad form contractual liability, underground, explosion and collapse hazard, independent contractors, broad form property damage and personal injury and, products and completed operations liability.

Borrower shall, at its sole cost and expense, maintain workers' compensation insurance including employers liability in the amount of $500,000 for each accident, $500,000 disease-policy limit, and $500,000 disease-each employee.

Borrower shall, at its sole cost and expense, maintain automobile liability insurance for all owned, non-owned or hired automobiles against claims for personal injury, bodily injury and property damage with a minimum combined single limit of $1,000,000 per occurrence.

All policies of insurance required to be maintained under this Agreement shall be in form and with insurers recognized as adequate by Agent and all such policies shall be in such amounts as may from time to time be satisfactory to Agent. Borrower shall deliver to Agent the original (or certified copy) of each policy of insurance and evidence of payment of all premiums thereof.
In the event Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required by this Section 6.6 or to pay any premium in whole or in part relating thereto, Agent, without waiving or releasing any obligations or default by Borrower hereunder, may at any time or times thereafter (but shall not be obligated to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Agent deems advisable. All sums so disbursed by Agent, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable, on demand, by Borrower to Agent or, subject to the consent of the Required Lenders, may be charged against the Revolving Credit Loan, and shall be additional Obligations hereunder. Agent reserves the right at any time, upon review of Borrower's risk profile, to require additional forms and limits of insurance to, in Agent's reasonable discretion, adequately protect Lender's investment. Schedule 6.6 hereto lists all insurance maintained by Borrower and each Subsidiary of Borrower, together with a summary of the terms of such insurance.

6.7. Compliance with Law. Borrower shall and shall cause each of its Subsidiaries to comply with all federal, state and local laws and regulations applicable to it, including, without limitation, ERISA, those laws regarding the collection, payment and deposit of employees' income, unemployment and Social Security taxes, and those laws relating to environmental matters and Environmental Laws and, in each case where the failure to comply could reasonably be expected to have a Material Adverse Effect.

6.8. Agreements. Borrower shall and shall cause each of its Subsidiaries to perform, within any required time period (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement to which it is a party, including, without limitation, collective bargaining agreements and leases to which any such company is a party, where the failure to so perform and enforce could reasonably be expected to have a Material Adverse Effect. Borrower shall not and shall cause each of its Subsidiaries not to terminate or modify in any manner adverse to any such company any provision of any agreement to which it is a party, which termination or modification could reasonably be expected to have a Material Adverse Effect.

6.9. Supplemental Disclosure. From time to time as may be necessary (in the event that such information is not otherwise delivered by Borrower to Agent pursuant to this Agreement), so long as there are Obligations outstanding hereunder, Borrower will, as promptly as is reasonable under the circumstances after any executive officer of Quixote has knowledge with respect thereto, and at least quarterly, supplement or amend and deliver to Agent each Schedule or representation herein with respect to any material matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby.

6.10. Employee Plans. (a) For each Plan or Defined Contribution Plan hereafter adopted by Borrower or any Subsidiary of Borrower which is intended to be tax qualified under IRC Section 401(a), Borrower shall or shall cause such Subsidiary to (i) use its best efforts to seek and receive determination letters from the IRS to the effect that such plan is qualified within the meaning of IRC Section 401(a) and the trust created under such plan is tax-exempt under IRC Section 501(a); (ii) from and after the adoption of any Plan or Defined Contribution Plan, use its best efforts to cause such plan to be qualified within the meaning of IRC Section 401(a) and to be administered in all material respects in accordance with the requirements of ERISA and IRC Section 401(a); and (iii) not take any action which would cause such Plan or Defined Contribution Plan not to be qualified within the meaning of IRC Section 401(a) or not to be administered in all material respects in accordance with the requirements of ERISA and IRC Section 401(a).

(b) As soon as possible, and in any event within ten (10) days after Borrower or any ERISA Affiliate knows or has reason to know or believes that any ERISA Event has occurred, Borrower shall and shall cause such ERISA Affiliate to deliver to Agent a statement of the chief financial officer of Borrower or such ERISA Affiliate describing such ERISA Event, together with any correspondence with, or filings made with, the PBGC or DOL, and the action, if any, which Borrower or such ERISA Affiliate proposes to take with respect thereto.

(c)  Borrower shall and shall cause each ERISA Affiliate to deliver to Agent:
(i) if requested by Agent, promptly after the filing thereof by Borrower or such ERISA Affiliate with the DOL, IRS or the PBGC, copies of each annual and other report with respect to each Plan, Defined Contribution Plan or Welfare Plan; (ii) promptly after receipt thereof, a copy of any notice, determination letter, ruling or opinion Borrower or such ERISA Affiliate may receive from the PBGC, DOL or IRS with respect to any Plan, Defined Contribution Plan or Welfare Plan; (iii) promptly, and in any event within ten (10) Business Days, after receipt thereof, a copy of any correspondence Borrower or such ERISA Affiliate receives from the Plan Sponsor (as defined by ERISA Section 4001(a)(10)) of any Plan concerning potential multiemployer withdrawal liability pursuant to ERISA Section 4219 and/or
Section 4202, and a statement from the chief financial officer of Borrower or such ERISA Affiliate setting forth details as to the events giving rise to such potential withdrawal liability and the action which Borrower or such ERISA Affiliate proposes to take with respect thereto; (iv) notification within thirty (30) days of any material increases in the benefits of any existing Plan, Defined Contribution Plan or Welfare Plan which is not a Multiemployer Plan, or the establishment of any new Plans, Defined Contribution Plans or Welfare Plans, or the commencement of contributions to any such plan to which Borrower or such ERISA Affiliate was not previously contributing within thirty (30) days; and (v) notification within ten (10) days of a request for a minimum funding waiver under IRC Section 412 or a prohibited transaction exemption under ERISA Section 408(a) with respect to any Plan.

6.11. SEC Filings; Certain Other Notices. Borrower shall furnish to Agent and Lenders promptly after the filing thereof with the Securities and Exchange Commission (i) a copy (exclusive of exhibits) of each report, notice or other filing, if any, by Borrower with the Securities and Exchange Commission, and (ii) a copy of each written communication accessible to the public which is received by Borrower from or delivered by Borrower to the Securities and Exchange Commission promptly after each such receipt or delivery.

6.12. Compliance with Taxes. Borrower shall pay all transfer, excise, or similar taxes (but excluding income or franchise taxes) in connection with the issuance, sale, delivery or transfer by Borrower to Lenders of the Revolving Credit Notes or the Term Notes, and the execution and delivery of the Loan Documents and any other agreements and instruments contemplated thereby, and shall save Lenders harmless against any and all liabilities with respect to such taxes. Borrower shall not be responsible for any taxes in connection with the transfer of the Revolving Credit Notes or the Term Notes by the holder thereof. The obligations of Borrower under this Section 6.12 shall survive the payment, prepayment or redemption of the Revolving Credit Notes and the Term Notes and the termination of this Agreement.

6.13. Leases; Real Estate. Borrower shall, or shall cause the applicable Subsidiary to, make available to Agent and, if requested, provide Agent with, copies of all leases of real property or similar agreements (and all amendments thereto) entered into by Borrower or any Subsidiary of Borrower after the initial Closing Date, whether as lessor or lessee. Borrower shall, and shall cause each of its Subsidiaries to, comply with all of its and their obligations under all Leases now existing or hereafter entered into by it or them with respect to, real property including, without limitation, all Leases listed on Schedule 4.7(b) hereto, if the failure to so comply could reasonably be expected to have a Material Adverse Effect. Borrower shall, or shall cause the appropriate Subsidiary to, (i) make available to Agent and, if requested, provide Agent with, a copy of each notice of default received by Borrower or such Subsidiary under any such lease and make available to Agent and, if requested, provide Agent with, a copy of each notice of default sent by Borrower or such Subsidiary under any such lease; and (ii) notify Agent, on or before the 15th day of each month, of any new leased premises or lease that Borrower or such Subsidiary plans to take possession of during the following 30 day period or has become liable for during the preceding 30 day period.

6.14.  Environmental Matters.   (a)  Borrower shall and shall cause each of its
Subsidiaries to (i) comply strictly and in all respects with all applicable Environmental Laws, (ii) notify the proper governmental agency promptly in the event of any Release of any Hazardous Substance reportable under 42
USC '9603, 42 USC '11004, 33 USC '1321(b)(5) or any counterpart or similar state or local requirement, and (iii) promptly forward to Agent a copy of any order, notice, permit, application, or any other communication or report in connection with any such Release of any Hazardous Substance or any other matter relating to the Environmental Laws as they may affect such premises.

(b) Borrower and its Subsidiaries shall promptly take any and all necessary remedial actions in response to the presence, storage, use, disposal, transportation or Release of any Hazardous Substances on, under, or about any real property owned, leased or operated by Borrower and its Subsidiaries. In the event Borrower or any Subsidiary undertakes any remedial action with respect to any Hazardous Substance on, under or about any real property, such Borrower or Subsidiary shall conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities, except when such Borrower or Subsidiary's liability for such presence, storage, use, disposal, transportation or Release of any Hazardous Material is being contested in good faith by such Borrower or Subsidiary and appropriate reserves therefore have been established. If Agent or Lenders at any time have a reasonable basis to believe that there may be a violation of any Environmental Law by Borrower or its Subsidiaries, or any liability arising thereunder, or related to a Release of Hazardous Substances on any real property owned, leased or operated by Borrower or its Subsidiaries or a Release on real property adjacent to such real property, then Borrower agrees, upon request from Agent or any Lender, to provide Agent and Lenders with such reports, certificates, engineering studies or other written material or data as Lenders may required and permit Agents or its representatives to have access to such real property for the purpose of conducting audits or investigations, at Borrower's expense.

(c) Borrower shall indemnify Lenders and Agent and hold Lenders and Agent harmless from and against any loss, liability, damage or expense, including attorneys' fees, suffered or incurred by any Lender and Agent, whether as judgment creditor, mortgagee in possession, or as successor in interest to Borrower or any of its Subsidiaries as owner or lessee of any premises by virtue of foreclosure or acceptance of deed in lieu of foreclosure (i) under or on account of the Environmental Laws, including the assertion of any Lien thereunder; (ii) with respect to any Release of any Hazardous Substance affecting such premises or the premises of a third party, whether or not the same originates or emanates from such premises or any other place, including any loss of value of such premises as a result of a Release of any Hazardous Substance; and (iii) with respect to any other environmental matter within the jurisdiction of any federal, state, or municipal official administering the Environmental Laws; provided, however, that Borrower will not be liable for such indemnification to Lender and/or Agent to the extent that any such loss, liability, damage or expense results from the gross negligence or willful misconduct of the Person who would otherwise be entitled to be indemnified pursuant to this Section 6.14(b). The procedure to be followed as to any indemnity pursuant to this Section 6.14(b) shall be as set forth in Section
2.15 hereof.

6.15. Book Entry System. Borrower shall maintain, if requested by Agent, a book entry system with respect to the Notes, and any transfers thereof, in accordance with the requirements set forth in temporary Treasury Regulation
Section 5f.103-1(c).


7.  NEGATIVE COVENANTS

Each Borrower covenants and agrees that, unless the Required Lenders shall otherwise consent in writing, from and after the initial Closing Date and until the Termination Date:

7.1. Mergers, Acquisitions, Etc. Neither Borrower nor any Subsidiary of Borrower shall directly or indirectly, by operation of law or otherwise, merge or consolidate with or into, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person nor form any Subsidiary, provided that, (i) any Subsidiary of any Borrower may be merged with and into any Borrower, any Borrower may be merged into any other Borrower, and any Subsidiary which is not a Borrower may be merged into any other subsidiary; (ii) any Borrower may acquire all or substantially all of the assets or capital stock of any Person that is not an Affiliate, provided that (A) the Borrower is in compliance with Section 6.3 hereof, (B) the assets to be acquired shall only be of businesses and assets related or similar to the Borrower's current lines of business, (C) the total cash consideration paid for any such acquisition during any Fiscal Year does not exceed 50% of the Consolidated Net Worth for the immediately preceding Fiscal Year and (D) upon completion of the acquisition, 10% of the Maximum Revolving Credit Loan shall remain available; (iii) any Borrower may acquire all or substantially all of the assets or capital stock of any Person that is not an Affiliate which are outside of the Borrower's current lines of business provided, (A) the Borrower is in compliance with Section 6.3 hereof, (B) the total cash consideration paid for such assets does not exceed 20% of the Consolidated
Net Worth in the aggregate during the term of the Agreement; and (iv) subject to the provisions of Section 7.2, any Borrower or any Subsidiary may form any other Subsidiary, provided that seven days prior written notice is provided to Agent.

7.2. Investments; Loans and Advances. Except as otherwise permitted by Sections 7.1, 7.3 or 7.4 hereof, Borrower shall not and shall not permit any Subsidiary of Borrower to make any investment in, or make or accrue loans or advances of money to any Person, through the direct or indirect holding of securities or otherwise; provided, however, that Borrower may make and own investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $200,000,000 and having a rating of "A" or better by a nationally recognized rating agency, provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $100,000 for any one such certificate of deposit and $200,000 for any one such bank, except in the case of certificates of deposit issued by Northern, LaSalle National Bank or American National Bank and Trust Company of Chicago; (iv) time deposits, maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership in the Federal Deposit Insurance Corporation and, in amounts not exceeding the maximum amounts of insurance thereunder; and (v) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000 and the portfolio's of which are limited to investments of the character described in the foregoing clause (i), (ii), (iii) and (iv). Notwithstanding the foregoing, Borrower may (i) make investments in Subsidiaries (whether in the form of contributions to capital or otherwise) in excess of the amounts, if any, in effect on the initial Closing Date if and to the extent that such investments in Subsidiaries which are not Borrowers do not exceed $1,000,000 with respect to any one such Subsidiary or $3,000,000 in the aggregate with respect to all such Subsidiaries, and (ii) make investments in, or make or accrue loans or advances of money to any Person which is not a Borrower or Subsidiary if and to the extent that such investments, loans or advances do not exceed $1,000,000 with respect to any one such Person or $3,000,000 in the aggregate with respect to all such Persons, provided, however, that the aggregate amount expanded for such loans and advances in any Fiscal Year do not exceed the remainder of (x) 25% of the consolidated after tax net income of Quixote and its Subsidiaries for the immediately preceding Fiscal Year, less (y) the aggregate amount of dividends paid to Quixote's stockholders plus the amount of open market purchases of Quixote's common stock made during the Fiscal Year.

7.3.  Indebtedness.  (a)  Except as otherwise expressly permitted by this
Section 7.3 or by any other Section of this Agreement, Borrower shall not, nor permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether recourse or nonrecourse, and whether superior or junior, resulting from borrowings, loans, advances or the granting of credit, whether secured or unsecured, except (i) Indebtedness existing on the Closing Date and set forth on Schedule 7.3, (ii) Indebtedness secured by Liens permitted under Section 7.8 hereof, (iii) the Revolving Credit Loan, the Term Loan and the Letter of Credit Obligations, (iv) Guaranteed Indebtedness permitted under Section 7.9 hereof, (v) trade credit incurred to acquire goods, supplies, services, including, without limitation, obligations incurred to employees for compensation for services rendered in the ordinary course of business, or merchandise on terms similar to those granted to purchasers in similar lines of business as Borrower or such Subsidiary and incurred in the ordinary and normal course of business, (vi) lease payment obligations under leases which Borrower or such Subsidiary is not prohibited from entering into under the Loan Documents, (vii) all deferred taxes, (viii) all unfunded pension and other employee benefit plan obligations and liabilities but only to the extent they are permitted to remain unfunded under applicable law, (ix) Intercompany Indebtedness, provided that the amount of any Intercompany Indebtedness which may at any time be outstanding to any Subsidiary which is not a Borrower shall not exceed $1,000,000 and the aggregate amount of Intercompany Indebtedness which may be outstanding to all Subsidiaries which are not Borrowers shall not exceed $3,000,000, (x) Indebtedness incurred pursuant to Capital Leases having annual lease payments not exceeding $200,000 in any Fiscal Year, (xi) Indebtedness incurred in the ordinary course of business other than Indebtedness for borrowed money, including, but not limited to, obligations for letters of credit not exceeding $10,000,000 in the aggregate at any time outstanding, (xii) purchase money Indebtedness in an aggregate amount not to exceed $7,000,000 incurred in connection with the acquisition of all or substantially all of the assets or capital stock of Roadway Safety Services, Inc.; and (xiii) Indebtedness under the Promissory Note dated December 31, 1996 from Quixote Steno Corporation and Quixote Corporation to Coventry Fund III, Ltd.

(b) Except as otherwise expressly permitted by Section 7.10 hereof, Borrower shall not and shall not permit any Subsidiary of Borrower to sell or transfer, either with or without recourse, any assets of any nature whatsoever, or engage in any sale-leaseback or similar transaction involving any of its assets existing on the date hereof.

7.4. Employee Loans. Borrower shall not and shall not permit any Subsidiary of Borrower to make or accrue any loans or other advances of money to any director, officer or employee of Borrower or such Subsidiary which at any time exceed an amount equal to (i) $100,000 with respect to any director, officer or employee, or (ii) $500,000 in the aggregate with respect to all directors, officers and employees of Borrower and its Subsidiaries.

7.5. Capital Structure. Quixote shall not permit any Subsidiary of Quixote or any Subsidiary thereof to issue or agree to issue any of their respective authorized but not outstanding shares of Stock (including treasury shares), which would be equal to more than 20% of the total outstanding shares of Stock of such Person. Quixote shall not be restricted by this Section 7.5 from issuing or agreeing to issue its stock.

7.6. Transactions with Affiliates. (a) Except as may otherwise be permitted under Sections 7.1 and 7.3, Borrower shall not and shall not permit any Subsidiary of Borrower to enter into or be a party to any transaction with any Affiliate of Borrower or such Subsidiary, except as otherwise provided herein or in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate of Borrower or such Subsidiary. The provisions of this Section 7.6 shall not prevent any Borrower or any Subsidiary of any Borrower from entering into transactions with any other Borrower or Subsidiary which provide for terms that are more favorable to the Borrower or Subsidiary receiving any goods or services than would ordinarily be obtained by a Person that is not an Affiliate.

(b) Except for payments to a Borrower or a subsidiary of a Borrower, Borrower shall not and shall not permit any Subsidiary of Borrower to enter into any agreement or transaction to pay to any Person any management or similar fee based on or related to Borrower's or any of its Subsidiaries' operating performance or income or any percentage thereof, nor pay any management or similar fee to an Affiliate. The provisions of this subsection do not restrict the ability of Borrower or any Subsidiary of Borrower to provide usual and customary bonus or incentive compensation programs to its employees.

7.7. Guaranteed Indebtedness. Borrower shall not and shall not permit any Subsidiary of Borrower to incur any Guaranteed Indebtedness except (i) by endorsement of instruments of items of payment for deposit to the general account of Borrower or such Subsidiary, and (ii) for Guaranteed Indebtedness incurred for the benefit of Borrower or any Subsidiary of Borrower if the primary obligation is permitted by this Agreement.

7.8. Liens. Borrower shall not and shall not permit any Subsidiary of Borrower to create or permit any Lien on any of its properties or assets except:


(a)  Permitted Encumbrances; and

(b)  Liens permitted by Section 6.2 hereof.

7.9. Capital Expenditures. Borrower shall not and shall not permit any of its Subsidiaries to make Capital Expenditures within any one Fiscal Year that, in the aggregate, shall exceed (a) 100% of the sum of Quixote's consolidated income attributable to its continuing operations plus depreciation and amortization for the 1997 Fiscal Year and (b) for each Fiscal Year thereafter, the Borrower's Consolidated Net Income plus depreciation and amortization.

7.10. Sales of Assets. Except as expressly set out in this Section 7.10, Borrower shall not and shall not permit any Subsidiary of Borrower to sell, transfer, convey or otherwise dispose of any assets (including Stock of Subsidiaries) or properties, other than the sale of Inventory in the ordinary course of business. The foregoing notwithstanding, (i) Borrower or any Subsidiary of Borrower may sell, transfer, convey or otherwise dispose of any obsolete or redundant assets or other properties and may transfer any assets or other properties in connection with any condemnation thereof, provided that Borrower uses the proceeds thereof or therefrom to purchase new, additional, replacement or substitute assets or properties (collectively, "Replacement Assets"), and promptly delivers to Agent written notice of the use of such proceeds for such purpose to the extent that the value of any such assets disposed of exceeds $250,000; (ii) Borrower or any Subsidiary may in addition sell, transfer, convey or otherwise dispose of assets or properties (in addition to sales of Inventory in the ordinary course of business and dispositions in which Replacement Assets are acquired), provided that the aggregate amount of the assets or properties disposed of during any Fiscal Year does not exceed 20% of the consolidated assets of Quixote and its Subsidiaries as of the end of the immediately preceding Fiscal Year; and
(iii) Borrower or any Subsidiary may sell, transfer, convey or otherwise dispose of Stock of any Subsidiary if and to the extent that (x) the applicable Borrower or Subsidiary receives consideration for such sale, transfer, conveyance or disposition of not less than reasonably equivalent value, and (y) the value of all such Stock sold, transferred, conveyed or otherwise disposed of in any Fiscal Year does not exceed an amount equal to 20% of the consolidated assets (exclusive of Intangible Assets) of Quixote and its Subsidiaries as of the end of the immediately preceding Fiscal Year. Any Replacement Asset purchased by Borrower or any Subsidiary of Borrower shall be free and clear of all Liens, except for those permitted hereunder.

7.11. Cancellation of Indebtedness; Prepayment. Borrower shall not and shall not permit any Subsidiary of Borrower to cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

7.12. Events of Default. Borrower shall not and shall not permit any Subsidiary of Borrower to take or omit to take any action, which act or omission would constitute (i) a default or an event of default pursuant to, or noncompliance with any of, the terms of any of the Loan Documents or the Other Agreements; or (ii) a material default or an event of default pursuant to, or noncompliance with any other contract, lease, mortgage, deed of trust or instrument to which it is a party or by which it or any of its property is bound, or any document creating a Lien, unless, in either case, such default, event of default or noncompliance could not reasonably be expected to have a Material Adverse Effect.

7.13. Hedging Transactions. Except currency hedging in the ordinary course of business, Borrower shall not and shall not permit any of its Subsidiaries to engage in any interest rate hedging, swaps, caps or similar transaction, except for such types of transactions provided by or through any of Northern, LaSalle National Bank or American National Bank and Trust Company of Chicago.

7.14. Restricted Payments. Borrower shall not make any Restricted Payments except for (i) semiannual dividends not to exceed 50% of Borrower's Consolidated Net Income for the Fiscal Year in which such dividends are paid and (ii) purchases of Stock issued by Borrower for an aggregate amount not to exceed 1,000,000 shares of Stock.

7.15. ERISA. Borrower shall not, directly or indirectly, and will not permit any ERISA Affiliate to, directly or indirectly (i) terminate any Plan subject to Title IV of ERISA so as to result in any liability to Borrower or any ERISA Affiliate which could reasonably be expected to have a Material Adverse Effect, (ii) permit to exist any ERISA Event or any other event or condition which presents the risk of liability of Borrower or any ERISA Affiliate which could reasonably be expected to have a Material Adverse Effect, (iii) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any liability to Borrower or any ERISA Affiliate which could reasonably be expected to have a Material Adverse Effect, (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any liability to Borrower or any ERISA Affiliate which could reasonably be expected to have a Material Adverse Effect, or (v) permit the present value of all Benefit Liabilities under each Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the then most recent valuation date for each such Plan.


8.  TERM AND TERMINATION

(a) The agreement of Lenders to extend Revolving Credit Loans to Borrower and of Borrower to borrow money from Lenders pursuant to this Agreement and the Revolving Credit Notes shall continue for a period of three (3) years ending October 31, 2000 ("Original Term") and on each October 31, commencing October 31, 1997, the Revolving Credit Loan shall be subject to extension for successive one-year periods ("Renewal Term(s)") with the written consent of all of the Lenders. Either Borrower or Required Lenders may terminate financing under the Revolving Credit Loan at the end of the Original Term or at the end of any Renewal Term by giving to the other party written notice of termination hereunder, by registered or certified mail addressed to the other party at its principal place of business at least 90 days prior to the end of any such term, in the case of Borrower, or at least 60 days prior to the end of any such term, in the case of Required Lenders. In order for such notice of termination to become effective, Borrower shall, on or before the termination date, either (i) pay to Lenders in full all of Borrower's Obligations under this Agreement, the Letters of Credit Obligations and the Notes, or (ii) cause the conversion of the Revolving Credit Loan into the Term Loan to become effective.


9.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

(a) Borrower shall fail to make any payment of principal of the Revolving Credit Loan or the Term Loan when due and payable or declared due and payable and such failure shall remain unremedied for a period of three (3) days.

(b) Borrower shall fail to make any payment of interest on the Revolving Credit Loan or the Term Loan when due and payable and such failure shall remain unremedied for a period of five (5) days.

(c) Borrower shall fail to make any payment of expenses payable under this Agreement, or fail to pay any of the other Obligations owing under any Loan Document, and such failure shall have remained unremedied for a period of five (5) days after Borrower has received notice of such failure from Agent or any Lender.

(d) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 6.3 ("Financial Covenants") or Section 7 of this Agreement.

(e) Borrower shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents, and the same shall remain unremedied for a period ending 15 days after Borrower shall receive written notice of any such failure from Agent or any Lender; provided, however, that if such failure cannot be remedied during such 15-day period despite all reasonable efforts of Borrower, then such 15-day period, as the case may be, shall be extended by an additional 30 days or such longer period of time (but not more than 60 days without the consent of Required Lenders, which shall not be unreasonably withheld) as is necessary to cure such failure as long as Borrower is proceeding diligently to cure such failure and the delay could not reasonably be expected to have a Material Adverse Effect.

(f) A default shall occur under any other agreement, document or instrument to which Borrower is a party or by which Borrower or Borrower's property is bound and such default is not cured within any applicable grace period or waived in writing, or being contested pursuant to the provisions of Section
6.2 and such default either (i) involves the failure to make any payment when due of an amount in excess of $250,000 (whether of principal, interest or otherwise and whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of Borrower, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness or a portion thereof in an aggregate amount exceeding $250,000 to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

(g) Any representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, report, financial statement or certificate made or delivered to Lenders by Borrower shall be untrue or incorrect in any material respect as to Borrower and its Subsidiaries taken as a whole, as of the date when made or deemed made (including those made or deemed made pursuant to Section 3.5 and Section 3.6).

(h) Any of the assets of Borrower (i) having an aggregate value in excess of $50,000 shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower and shall remain unstayed or undismissed for 30 consecutive days; (ii) any Person shall apply for the appointment of a receiver, trustee or custodian for any of the assets of Borrower and shall remain unstayed or undismissed for 30 consecutive days; or (iii) Borrower shall have concealed, removed or permitted to be concealed or removed, any part of its property with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under bankruptcy, fraudulent conveyance or other similar law.

(i) A case or proceeding shall have been commenced against Borrower in a court having competent jurisdiction seeking a decree or order in respect of Borrower (i) under title 11 of the United States Code, as now constituted or hereafter amended or any other applicable Federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of Borrower and such case or proceeding shall remain undismissed or unstayed for 30 consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

(j) Borrower shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal, State or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action.

(k) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $5 ,000,000 in the aggregate shall be rendered against Borrower and the same shall not (i) be fully covered by insurance in accordance with Section 6.6 hereof, or (ii) within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within five (5) days after the expiration of any such stay.

(l) With respect to any Plan: (i) or any Defined Contribution Plan or Welfare Plan, Borrower or any ERISA Affiliate or any other party-in-interest or disqualified person shall engage in any transactions which in the aggregate would reasonably result in a final assessment or liability to Borrower or any Subsidiary of Borrower in excess of $50,000 under Section 409 or 502 of ERISA or IRC Section 4975, which assessment or liability has not been paid within 30 days of final assessment and which is not being contested pursuant to Sections 6.2(b) or (c) hereof; (ii) Borrower or any Subsidiary of Borrower shall incur any accumulated funding deficiency, as defined in IRC Section
412, in the aggregate in excess of $50,000, or request a funding waiver from the IRS for contributions in the aggregate in excess of $50,000; (iii) Borrower or any ERISA Affiliate shall not pay any withdrawal liability which involves annual withdrawal liability payments which exceed $50,000, as a result of a complete or partial withdrawal within the meaning of Section 4203 or 4205 of ERISA, within 30 days after the date such payment becomes due, unless such payment is being contested pursuant to Sections 6.2(b) or (c) hereof; (iv) Borrower or any ERISA Affiliate shall fail to make a required contribution by the due date under Section 412 of the IRC or Section 302 of ERISA which would result in the imposition of a lien under Section 412 of the IRC or Section 302 of ERISA within 30 days after the date such payment becomes due, unless such payment is being contested pursuant to Sections 6.2(b) or (c) hereof; or (v) an ERISA Event with respect to a Plan has occurred, and within the time period described below, such ERISA Event has not been corrected, with the time periods to correct such ERISA Event being as follows: (A) with respect to an event described in clause (a) of the definition of ERISA Event, within 60 days after the occurrence of such event; (B) with respect to an event described in clause (b) of the definition of ERISA Event, within 30 days after the date on which withdrawal liability under Section 4063 becomes due and owing; (C) with respect to an event described in clause (c) of the definition of ERISA Event, before the final distribution of the assets from the Plan that was terminated; or (D) with respect to an event described in clause (d) or clause (e) of the definition of ERISA Event, within 30 days after the institution of proceedings by the PBGC to terminate such Plan or Borrower or any ERISA Affiliate has incurred liability under Title IV of ERISA for such Plan; provided, however, that an ERISA Event shall not constitute an Event of Default if the maximum liability (determined after the time periods for correction described above) which Borrower or any Subsidiary of Borrower could incur under Section 4062, 4063, 4064, 4201, 4219 or 4243 of ERISA, or any other provision of law with respect to a Plan, as a result of such event does not exceed $50,000 (computed by the actuary for the Plan taking into account any applicable rules or regulations of the PBGC and based on actuarial assumptions used by the Plan), or the ERISA Event is being contested under Sections 6.2(b) or
(c) hereof.

(m) There exists any uncorrected violation by Borrower or any Subsidiary of Borrower of any Environmental Laws which requires, or may require, a "response", as defined under CERCLA, or other remedial action by Borrower or any Subsidiary of Borrower under any Environmental Laws, such uncorrected violation could reasonably be expected to have a Material Adverse Effect, and such "response" or other remedial action is not completed within 90 days from the date of written notice from Agent to Borrower of the violation, or such longer period of time as is necessary to cure such violation as long as Borrower or such Subsidiary is proceeding diligently to cure such violation and the delay could not reasonably be expected to have a Material Adverse Effect.

(n) 50% or more of the outstanding capital stock of Quixote is owned by any one Person and/or the Affiliates of any one Person or, without the consent of Required Lenders, at least 51% of the voting Stock of any Borrower (other than Quixote) is not owned by Quixote and/or any other Borrower.

9.2. Remedies. If any Event of Default shall have occurred and be continuing, Agent may, or at the request of the Required Lenders, shall, without notice,
(i) terminate this facility with respect to further Revolving Credit
Advances, whereupon no Revolving Credit Advances may be made hereunder, and/or (ii) declare all Obligations to be forthwith due and payable, whereupon all Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default specified in Sections 9.1(i) or hereof, the Obligations shall become due and payable without declaration, notice or demand by Agent.

   Agent shall take such action with respect to any Default or Event of Default as shall be directed by the Required Lenders; provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Agent and Lenders holding Revolving Credit Notes or Term Notes taken as a whole, including any action (or the failure to act) pursuant to the Loan Documents.

9.3. Waivers by Borrower. Except as otherwise provided for in this Agreement and applicable law, each Borrower waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or any Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Agent or any Lender may do in this regard; (ii) all rights to notice and a hearing prior to Agent's or any Lender's taking possession or control of, or to Agent's or Lender's replevy, attachment or levy upon, the assets of any Borrower or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other
Loan Documents.

9.4. Right of Setoff. Upon the occurrence and during the continuance of any Event of Default and Agent's termination of this facility or Agent's declaring all Obligations to be forthwith due and payable pursuant to the provisions of Section 9.2 hereof, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement, and the Notes held by such Lender irrespective of whether or not such Lender shall have made any demand under this Agreement or any such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify Borrower after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section
9.4 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.


10.   THE AGENT

10.1. Authorization and Action. Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement, and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or, with respect to those actions to be taken at the direction of the holders of a majority of the principal amount of Revolving Credit Notes, upon the instruction of such holders), and such instructions shall be binding upon all Lenders; provided, however, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement or the other Loan Documents or applicable law. Agent agrees to give each Lender prompt notice of each notice given to it by Borrower pursuant to the terms of this Agreement and the other Loan Documents.

10.2. Agent Reliance, Etc. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent:
(i) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;
(iii) makes no warranty or representations to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents;
(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrower or to inspect the property (including the books and records) of Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

10.3. Northern and Affiliates. With respect to its commitment hereunder to make Revolving Credit Advances and the Term Loan, Northern shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Northern in its individual capacity. Northern and its Affiliates may lend money to, and generally engage in any kind of business with, Borrower, any of its Subsidiaries and any Person who may do business with or own securities of Borrower or any such Subsidiary, all as if Northern were not Agent and without any duty to account therefor to Lenders.

10.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 4.6 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

10.5. Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower), ratably according to the respective principal amounts of the Notes then held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable shares of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower.

10.6. Successor Agent. Agent may resign at any time by giving written notice thereof to Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent which shall be reasonably acceptable to Borrower. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank or financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000 and which shall be reasonably acceptable to Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.


11.  MISCELLANEOUS

11.1.  Complete Agreement; Modification of Agreement; Sale of Interest.
The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except by an agreement in writing signed by Borrower, Agent and Required Lenders. Borrower may not sell, assign or transfer any of the Loan Documents or any portion thereof, including, without limitation, Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to Agent's and any Lender's sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, Agent's and any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not; and Borrower agrees that it will use its best efforts to assist and cooperate with Agent in any manner reasonably requested by Agent to effect the sale of participations in or assignments of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, assistance in the preparation of appropriate disclosure documents or placement memoranda and executing appropriate amendments to the signature pages hereto to reflect the addition of any Lenders and such Lender's respective commitments. Agent and Lenders agree that notwithstanding any sale of participations, assignment, transfer or other disposition of any of the Loan Documents or any portion thereof or interest therein, by any Lender, those Persons that were Lenders on the initial Closing Date shall at all times retain all voting and consensual rights and such Persons shall be at all times regarded as the Lenders for purposes of the definition of Required Lenders.

    In the event Agent or any Lender assigns or otherwise transfers all or any part of the Revolving Credit Notes or the Term Notes, Agent or any such Lender shall so notify Borrower and Borrower shall record the assignment pursuant to Section 6.15 hereof, and shall, upon the request of Agent or such Lender, issue new Revolving Credit Notes or Term Notes in exchange for the old Revolving Credit Notes or Term Notes.

    No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however: (a) that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (i) increase the Maximum Revolving Credit Loan or the Term Loan or subject any Lender to any additional obligations, (ii) reduce the principal of, or interest on, the Notes or other amounts payable hereunder other than those payable only to Northern which may be reduced by Northern unilaterally, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes or other amounts payable hereunder, other than those payable only to Northern which may be postponed by Northern unilaterally,
(iv) change the aggregate unpaid principal amount of the Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (v) release or discharge any Person liable for the performance of any Obligations of Borrower hereunder or under any of the Loan Documents, or (vi) amend this Section 11.1; and (b) that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement, any Note or any Loan Document.

11.2. Fees and Expenses. Borrower shall pay all reasonable out-of-pocket expenses of Agent in connection with the preparation of the Loan Documents (including the reasonable fees and expenses of all of its counsel retained in connection with the Loan Documents and the transactions contemplated thereby). If, at any time or times, regardless of the existence of any Event of Default (except with respect to paragraphs (iii) and (iv) below, which shall be subject to an Event of Default having occurred and be continuing), Agent (or in the case of paragraphs (ii), (iii) and (iv) below, any Lender) shall employ counsel for advice or other representation in connection with or shall incur reasonable legal or other costs and expenses in connection with:

(i) any amendment, modification, termination, or waiver, or consent with respect to, any of the Loan Documents;

(ii)  any litigation, contest, dispute, suit, proceeding or action
(whether instituted by Agent or any Lender, Borrower, any Subsidiary of Borrower or any other Person) in any way relating to any of the Loan Documents or any other agreements to be executed or delivered in connection herewith;

(iii) any attempt to enforce any rights of Agent or any Lender against Borrower, any Subsidiary of Borrower or any other Person, that may be obligated to any Lender by virtue of any of the Loan Documents; and

(iv) any attempt to verify, protect, collect, sell, liquidate or otherwise dispose of any assets of Borrower; then, and in any such event, the reasonable attorneys' fees arising from such services, including those of any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.2 shall be payable, on demand, by Borrower to Agent or such Lender and shall be additional Obligations secured under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; word processing charges; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

11.3. No Waiver by Lender. Agent's or any Lender's failure, at any time or times, to require strict performance by Borrower of any provisions of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Required Lenders of an Event of Default by Borrower under the Loan Documents shall not suspend, waive or affect any other Event of Default by Borrower under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type.
None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents, and no Event of Default by Borrower under this Agreement and no defaults by Borrower under any of the other Loan Documents, shall be deemed to have been suspended or waived by Agent or any Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of Agent and Required Lenders and directed to Borrower specifying such suspension or waiver.

11.4. Remedies. Agent's and each Lender's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Agent and Lenders may have under any other agreement, including, without limitation, the Loan Documents, by operation of law or otherwise.

11.5. MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST
QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTON, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OF THE OTHER AGREEMENTS.

11.6. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.7. Parties. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Borrower, Agent and Lenders and the assigns, transferees and endorsees of Agent and Lenders. Nothing in this Agreement or the other Loan Documents, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

11.8. Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of other Loan Documents, the provision contained in this Agreement shall govern and control.

11.9. Authorized Signatories. Until Agent shall be notified by Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto of an officer of Borrower listed in Schedule 11.9 hereto shall bind Borrower and be deemed to be the act of Borrower affixed pursuant to and in accordance with resolutions duly adopted by Borrower's Board of Directors.

11.10. GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF
CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE
OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND
CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE
STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN
SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING
CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF
AMERICA.  AGENT, EACH LENDER AND BORROWER AGREE TO SUBMIT TO
PERSONAL JURISDICTION AND TO WAIVE ANY OBJECTION AS TO VENUE IN
THE COUNTY OF COOK, STATE OF ILLINOIS.  SERVICE OF PROCESS ON
BORROWER, AGENT OR ANY LENDER IN ANY ACTION ARISING OUT OF OR
RELATING TO ANY OF THE LOAN DOCUMENTS SHALL BE EFFECTIVE IF
MAILED TO SUCH PARTY AT THE ADDRESS LISTED IN SECTION 11.11 HEREOF. BORROWER HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEM AS
BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING THE SERVICE OF ANY
PROCESS WITHIN THE STATE OF ILLINOIS.  BORROWER AGREES NOTHING
HEREIN SHALL PRECLUDE AGENT, ANY LENDER OR BORROWER FROM
BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER
JURISDICTION.

11.11. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person (by personal delivery, delivery service or overnight courier service) with receipt acknowledged, or telecopied and confirmed immediately in writing by a copy mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as hereafter set forth, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


(a)  If to Northern, as Agent or Lender, at

                   The Northern Trust Company
                   50 South LaSalle Street
                   Chicago, Illinois 60675
                   Attention: Division Manager, Division IV
                   Telecopier No: (312) 444-7028

         with copies to:

                   Winston & Strawn
                   35 West Wacker Drive
                   Chicago, Illinois 60601
                   Attention: Gabriela F. Cleveland, Esq.
                   Telecopier No: (312) 558-5700

                               and

                   The Northern Trust Company
                   50 South LaSalle Street
                   Chicago, Illinois 60675
                   Attention: Law Department
                   Telecopier No: (312) 630-1596

        (b)If to Borrower, at

                   Quixote Corporation
                   One East Wacker Drive
                   Chicago, Illinois 60601
                   Attention: Chief Financial Officer
                   Telecopier No: (312) 467-1356

        with a copy to:

                   Quixote Corporation
                   One East Wacker Drive
                   Chicago, Illinois 60601
                   Attention: General Counsel
                   Telecopier No: (312) 467-1356

(c)If to any Lender other than Northern, at its address indicated on the signature pages hereof or in a notice to Borrower of assignment of a Note, or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, in person, by delivery service or by overnight courier service, with receipt acknowledged, or the date of the telecopy transmission, or three (3) Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

11.12. Survival. The representations and warranties of Borrower in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

11.13. Section Title. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.14. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

THE NORTHERN TRUST COMPANY,
as Agent and as Lender


By: /s/ Robert T. Jank
     ------------------------
Name:  Robert T. Jank
Title:   Senior Vice President

Revolving Credit Loan Commitment:
$13,334,000


LASALLE NATIONAL BANK,
as Lender



By:  /s/ Joseph Stewart
      ---------------------
Name:  Joseph Stewart
Title: Assistant Vice President

Revolving Credit Loan Commitment:
$13,333,000



Address for Notices:

LaSalle National Bank
120 South LaSalle Street
Chicago, IL 60603
Attention: Joe Stewart
Telecopier No.: (312) 606-8423



AMERICAN NATIONAL BANK AND TRUST COMPANY, as Lender



By: /s/ Jim Hartlieb
      ----------------------
Name: Jim Hartlieb
Title: Assistant Vice President



Revolving Credit Loan Commitment:
$13,333,000

Address for Notices:

30 South Wacker Drive
Chicago, Illinois  60606
Attention: Division Head
Telecopier No.: (312) 648-5739





QUIXOTE CORPORATION                    ENERGY ABSORPTION SYSTEMS, INC.

By:  /s/ Daniel P. Gorey                By:  /s/ Daniel P. Gorey
    -----------------------                 ------------------------
Name:  Daniel P. Gorey                  Name: .Daniel P. Gorey
Title(s): Chief Financial Officer       Title(s):  Chief Financial Officer,
Vice President and Treasurer            Vice President and Treasurer

QUIXOTE LASER CORPORATION              QUIXOTE STENO CORPORATION
(f/k/a Disc Manufacturing, Inc.)       (f/k/a Stenograph Corporation)

By: /s/ Daniel P. Gorey                By: /s/ Daniel P. Gorey
    ---------------------                ----------------------
Name: /s/ Daniel P. Gorey               Name: Daniel P. Gorey
Title(s): Chief Financial Officer,      Title(s): Chief Financial Officer,
Vice President and Treasurer            Vice President and Treasurer

LEGAL TECHNOLOGIES, INC.                TRANSAFE CORPORATION

By: /s/ Daniel P. Gorey                 By: /s/ Daniel P. Gorey
   ------------------------                -------------------------
Name:  Daniel P. Gorey                  Name: Daniel P. Gorey
Title(s): Chief Financial Officer,      Title(s): Chief Financial Officer,
Vice President and Treasurer             Vice President and Treasurer


LITIGATION COMMUNICATIONS, INC.         SPIN-CAST PLASTICS, INC.

By: /s/ Daniel P. Gorey                 By: /s/ Daniel P. Gorey
   -----------------------                 -------------------------
Name:  Daniel P. Gorey                  Name:  Daniel P. Gorey
Title(s): Chief Financial Officer,      Title(s): Chief Financial Officer,
Vice President and Treasurer            Vice President and Treasurer


QUIXOTE LSI CORPORATION                 SAFE-HIT CORPORATION
(f/k/a Litigation Sciences, Inc.)

By: /s/ Daniel P. Gorey                 By: /s/ Daniel P. Gorey
   -----------------------                 ------------------------
Name:  Daniel P. Gorey                  Name:  Daniel P. Gorey
Title(s): Chief Financial Officer,      Title(s): Chief Financial Officer,
Vice President and Treasurer            Vice President and Treasurer

E-TECH TESTING SERVICES, INC.           ROADWAY SAFETY SERVICE, INC.

By: /s/ Daniel P. Gorey                 By: /s/ Daniel P. Gorey
   ----------------------                  ------------------------
Name: Daniel P. Gorey                   Name:  Daniel P. Gorey
Title(s): Chief Financial Officer,      Title(s): Chief Financial Officer,
Vice President and Treasurer            Vice President and Treasurer